                                                Filed pursuant to Rule 424(b)(2)
                                                      Registration No. 333-93437

PROXY STATEMENT/PROSPECTUS
MARCH 31, 2000

                               CENTRA BANK, INC.
                                PROXY STATEMENT

                            ------------------------

                        CENTRA FINANCIAL HOLDINGS, INC.
                                   PROSPECTUS
                        1,200,000 SHARES OF COMMON STOCK

                            ------------------------

     We are providing this proxy statement/prospectus to you because we are soliciting your proxy to vote at a special meeting of shareholders. We are seeking shareholder approval for a merger/corporate reorganization. This reorganization involves the formation of a bank holding company for Centra Bank, Inc. If a majority of the bank's shareholders approve the reorganization, you will become a shareholder of Centra Financial Holdings, Inc., and this holding company will own all of the outstanding stock of the bank.

     IF SHAREHOLDERS APPROVE THE REORGANIZATION, YOU WILL RECEIVE ONE SHARE OF HOLDING COMPANY STOCK FOR EACH SHARE OF THE BANK'S COMMON STOCK THAT YOU OWN. YOU WILL NOT RECOGNIZE ANY TAXABLE GAIN OR LOSS FOR CENTRA BANK SHARES IN EXCHANGE FOR CENTRA FINANCIAL SHARES.

     The date, time and place of the special meeting is April 21, 2000, 4:30 p.m., local time, Morgantown, West Virginia.

     THE SHARES OF CENTRA FINANCIAL COMMON STOCK ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER BANK OBLIGATIONS, AND NEITHER THE FDIC NOR ANY OTHER GOVERNMENTAL AGENCY INSURES THESE SHARES.

SHARES OF CENTRA FINANCIAL INVOLVE RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS MARCH 31, 2000.

                               CENTRA BANK, INC.
                             990 ELMER PRINCE DRIVE
                                 P. O. BOX 656
                      MORGANTOWN, WEST VIRGINIA 26507-0656

                                 (304) 598-2000

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 21, 2000

     A special meeting of shareholders of Centra Bank, Inc. ("Centra Bank") will be held on Friday, April 21, 2000, at the office of Centra Bank, Morgantown, West Virginia, at 4:30 p.m., local time, for the following purposes:

     1. To vote on the following resolution:

        RESOLVED, that the formation of a bank holding company for Centra Bank, Inc., pursuant to the terms and conditions of an Agreement and Plan of Merger between Centra Bank, Inc., and Centra Financial Holdings, Inc. and related plan of merger, whereby (a) Centra Bank, Inc., will become a wholly-owned subsidiary of Centra Financial Holdings, Inc., and (b) shareholders of Centra Bank, Inc., will become shareholders of Centra Financial Holdings, Inc., is hereby authorized and approved.

     2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     At this meeting, holders of record of common stock of Centra Bank at the close of business on March 27, 2000, will be entitled to vote. A majority of the issued and outstanding shares of Centra Bank must vote in favor of the above resolution in order to permit the holding company formation to proceed.

     Shareholders and beneficial shareholders are entitled to assert dissenters' rights under Sections 31-1-122 and 31-1-123 of the West Virginia Code. A copy of those sections is attached to the following proxy statement/prospectus as Appendix II.

     THE BOARD OF DIRECTORS OF CENTRA BANK BELIEVES THAT THE PROPOSED HOLDING COMPANY IS IN THE BEST INTERESTS OF CENTRA BANK AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF CENTRA BANK VOTE "FOR" THE PROPOSED HOLDING COMPANY.

                                          By Order of the Board of Directors,

                                          /s/ Douglas J. Leech

                                          Douglas J. Leech
                                          President and Chief Executive Officer
March 31, 2000
Morgantown, West Virginia

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................    1
RISK FACTORS................................................    3
FORWARD LOOKING STATEMENTS..................................    5
THE SPECIAL MEETING.........................................    6
  Matters to be Voted on at the Special Meeting.............    6
  Who is Eligible to Vote...................................    6
  Quorum; Required Vote.....................................    6
  Revocability of Proxies...................................    6
  Proxy Solicitation........................................    6
PROPOSED MERGER AND REORGANIZATION INTO A BANK HOLDING
  COMPANY...................................................    7
  Description of Proposed Merger and Reorganization.........    7
  Reasons for Forming the Holding Company...................    7
  Recommendation of Centra Bank's Board of Directors........    8
  Treatment of Stock Certificates...........................    8
  Conditions That Must Occur Before the Merger Can Occur....    8
  Federal Tax Consequences of the Merger and Reorganization
     into a Bank Holding Company............................    9
  Accounting Treatment......................................   11
COMPARISON OF CENTRA BANK AND CENTRA FINANCIAL STOCK........   11
  Antitakeover Provisions...................................   11
  Advantages of Centra Financial's Antitakeover
     Provisions.............................................   13
  Disadvantages of Centra Financial's Antitakeover
     Provisions.............................................   13
  Issuance of Capital Stock.................................   13
  Dividends and Dividend Rights.............................   14
  Voting Rights.............................................   14
  Preemptive Rights.........................................   15
  Liquidation Rights........................................   15
  Assessment of Shares......................................   15
  Indemnification...........................................   15
  Shareholder Protection Rights Plan........................   15
REGULATORY APPROVALS........................................   16
RIGHTS OF DISSENTING SHAREHOLDERS...........................   16
MARKET PRICE OF CENTRA BANK'S CAPITAL STOCK AND DIVIDENDS...   18
MANAGEMENT..................................................   19
  Directors and Executive Officers..........................   19
  Committees of the Board of Directors......................   19
  Ownership of Securities by Directors and Executive
     Officers...............................................   20
  Executive Compensation....................................   20
  Compensation of Directors.................................   20
  Incentive Stock Option Plan...............................   21
  Interests of Management and Other Related Transactions....   21

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
                                                              PAGE
                                                              ----
CENTRA BANK'S PLAN OF OPERATION.............................   21
  Status and Operations.....................................   21
  Banking Services..........................................   21
  Market Area...............................................   23
  Competition...............................................   23
  Employees.................................................   23
  Property..................................................   24
  Cash Requirements.........................................   24
SUPERVISION AND REGULATION..................................   24
  Introduction..............................................   24
  Monetary Policy...........................................   24
  Deposit Insurance.........................................   25
  Capital Requirements......................................   25
  Federal Deposit Insurance Corporation Improvement Act of
     1991...................................................   26
  Gramm-Leach-Bliley Act of 1999............................   27
ADDITIONAL INFORMATION ABOUT THE HOLDING COMPANY............   27
OTHER MATTERS...............................................   28
LEGAL MATTERS...............................................   28
WHERE YOU CAN FIND MORE INFORMATION.........................   28
AUDITED FINANCIAL STATEMENTS................................  F-1

APPENDIX I  -- AGREEMENT AND PLAN OF MERGER

APPENDIX II -- WEST VIRGINIA CORPORATION ACT, SECTION 31-1-122 AND SECTION
               31-1-123

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                             QUESTIONS AND ANSWERS

     Q: WHY IS CENTRA BANK PROPOSING TO REORGANIZE INTO A HOLDING COMPANY
        STRUCTURE?

     A. We believe that the reorganization will give Centra Bank greater flexibility in the services it provides to its customers and in responding to changing market conditions and the changing needs of the community.

     Q. WHAT DO I NEED TO DO NOW?

     A. Just indicate on your proxy card how you want to vote, and sign, date and return it to us. If you sign and send in your proxy and do not indicate how you vote, the proxies will vote your shares in favor of the formation of a holding company. Not returning your proxy, not voting at the special meeting or abstaining from voting has the effect of voting against the reorganization.

        If you hold Centra Bank common stock, you can choose to attend the special meeting and vote your shares in person instead of returning your completed proxy card. If you do return a proxy card, you may change your vote at any time up to the time of the vote by following the directions on page 6.

     Q. WHAT WILL CENTRA BANK'S STOCKHOLDERS RECEIVE?

     A. Each non-dissenting shareholder will receive one share of common stock of Centra Financial for each share of Centra Bank common stock.

     Q. WHEN DO YOU EXPECT THE REORGANIZATION TO TAKE PLACE?

     A. We are working toward completing the reorganization as quickly as possible. In addition to the approval of Centra Bank stockholders, we must obtain a number of regulatory approvals. We expect the reorganization to take place as soon as practicable after the special meeting and after we receive all regulatory approvals.

     Q. WHAT ARE THE INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

     A. As a result of the reorganization, you will not recognize any gain or loss when you exchange your bank common stock for holding company common stock.

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                                    SUMMARY

     The following is a brief summary of information located elsewhere in this proxy statement/prospectus. BEFORE YOU VOTE, PLEASE CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED IN THIS DOCUMENT.

SHAREHOLDERS WILL RECEIVE ONE SHARE OF CENTRA FINANCIAL COMMON STOCK FOR EACH SHARE OF CENTRA BANK COMMON STOCK THEY OWN. (PAGE 7)

     If Centra Bank's shareholders approve the reorganization/merger and the parties satisfy all of the other conditions in the agreement and plan of merger, each share of Centra Bank's common stock that is outstanding immediately prior to the merger will automatically become one share of Centra Financial's common stock on the effective date of the merger.

THIS TRANSACTION WILL BE GENERALLY TAX FREE TO SHAREHOLDERS. (PAGE 9)

     Subject to the limitations and assumptions described in "Federal Tax Consequences Of The Merger And Reorganization Into A Bank Holding Company," the shareholders of Centra Bank will not recognize any gain or loss as a result of exchanging Centra Bank common stock for Centra Financial common stock.

CENTRA FINANCIAL'S GOVERNING DOCUMENTS CONTAIN PROVISIONS DESIGNED TO MAKE UNSOLICITED TAKEOVER ATTEMPTS MORE DIFFICULT. (PAGE 11)

     Centra Financial's articles and bylaws contain antitakeover provisions. Centra Bank's corporate governance documents do not contain these types of provisions. Antitakeover provisions are designed to make unsolicited takeover attempts more difficult to accomplish.

CENTRA BANK'S SHAREHOLDERS HAVE DISSENTERS' RIGHTS. (PAGE 16)

     Sections 122 and 123 of the West Virginia Code govern the rights of dissenting shareholders. If the merger occurs, any Centra Bank stockholder may receive payment of the value of his or her shares from Centra Bank if the stockholder (1) does not vote in favor of the reorganization, (2) records with Centra Bank at the time of the special meeting, or within 10 days after the meeting, the stockholder's opposition to the reorganization, and (3) demands payment for the shares. Once the reorganization takes place, a dissenting shareholder may petition the Circuit Court of Monongalia County, West Virginia, to have the value of the shareholder's shares appraised.

CENTRA FINANCIAL'S COMMON STOCK IS NOT CURRENTLY LISTED ON AN EXCHANGE OR OTHER TRADING FACILITY. (PAGE 18)

     Centra Bank's common stock currently is traded in privately negotiated transactions. After the reorganization takes place and upon meeting listing qualifications, we may in the future seek listing for trading on the Nasdaq Stock Market's National Market Tier. We cannot predict when, if ever, we would become eligible for listing.

PLEASE CAREFULLY REVIEW THE "RISK FACTORS" SECTION. (PAGE 3)

     Before completing your proxy card, you should read this entire proxy statement/prospectus, including the "Risk Factors" section.

CENTRA BANK AND CENTRA FINANCIAL ARE THE PARTIES TO THE MERGER. (PAGE 21)

     Centra Bank. Centra Bank is a newly formed (September 27, 1999) full service commercial bank chartered under the laws of the State of West Virginia. Centra Bank provides a wide range of financial services for retail and institutional clients. Its principal executive offices are located at 990 Elmer Prince Drive, P. O. Box 656, Morgantown, West Virginia 26507-0656, and its telephone number is (304) 598-2000. Centra Bank operates under FDIC regulations and regulations of the West Virginia Commis-

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

sioner of Banking. Approval for FDIC insurance was granted, subject to certain conditions by Order of the FDIC dated November 17, 1999.

     Centra Financial. Centra Financial is a West Virginia corporation formed on October 25, 1999. Its principal executive offices are located at 990 Elmer Prince Drive, P. O. Box 656, Morgantown, West Virginia 26507-0656, and its telephone number is (304) 598-2000.

THE MERGER. (PAGE 7)

After the merger, each shareholder of Centra Bank will become a shareholder of Centra Financial. Centra Bank will be a wholly owned subsidiary of Centra Financial.

CAPITALIZATION STRUCTURE AFTER THE MERGER. (PAGE 7)

     Immediately after the reorganization takes place (1) the holding company will have outstanding the same number of shares of common stock that Centra Bank had issued and outstanding immediately prior to the merger, (2) the persons who held the Centra Bank common stock will be the same persons who hold Centra Financial common stock, and (3) the holding company will own all of the shares of Centra Bank.

A MAJORITY OF CENTRA BANK'S SHAREHOLDERS MUST APPROVE THE MERGER. (PAGE 6)

     Under Centra Bank's articles of incorporation and bylaws, at least a majority of our outstanding common stock must approve the merger.

     If you held Centra Bank common stock at the close of business on March 27, 2000, you are entitled to vote at the special meeting. Each share of common stock is entitled to one vote.

     After careful consideration, Centra Bank's board of directors believes that the merger is in the best interests of Centra Bank and its stockholders and has approved the agreement and plan of merger and related plan of merger. Centra Bank's board of directors recommends that you vote FOR approval of the agreement and plan of merger and related plan of merger.

CENTRA BANK OPENED FOR BUSINESS ON FEBRUARY 14, 2000. (PAGE 21)

     Centra Bank opened for business on February 14, 2000, and is in the general banking business with the primary market area being Monongalia County, West Virginia. We plan on providing customers with a broad range of loan products including personal lines of credit, commercial, agricultural, real estate and installment loans, and deposit products. We also plan to provide trust services.

                                  RISK FACTORS

     CENTRA BANK STOCKHOLDERS SHOULD CONSIDER THE FOLLOWING FACTORS IN VOTING FOR THE AGREEMENT AND PLAN OF MERGER.

BECAUSE THE BANK IS IN A       The bank will experience operating losses because
START-UP PHASE, IT WILL        it is engaging in start-up operations. If the
EXPERIENCE OPERATING LOSSES    bank sustains losses for a significant period of
                               time, shareholders could lose their entire investment. For the bank to become profitable, it must conduct successful lending operations which is contingent upon many national and state economic factors beyond the bank's control.



CENTRA BANK HAS NO CURRENT     Most likely, the bank will not pay dividends
PLANS TO DECLARE DIVIDENDS     during the early years of its operations. At
                               least initially, the expenses of operating the bank, including salaries, wages and other payments to the bank's management, will exceed the bank's income and therefore prevent the bank from declaring dividends. Because the holding company's principal source of income will consist of dividends from Centra Bank, the restrictions on Centra Bank's ability to pay dividends will result in you not receiving dividends from the holding company.


YOU MAY HAVE DIFFICULTY        Because no public market will exist for the
SELLING YOUR SHARES OF         holding company's common stock, you may have
CENTRA FINANCIAL               difficulty selling your shares. We cannot predict
                               when, if ever, we would meet the listing qualifications of the Nasdaq Stock Market's
                               National Market Tier. We cannot assure you that there will be an active public market for the shares.



YOU COULD LOSE MONEY ON        It is possible that if you sell your shares in
YOUR INVESTMENT IN CENTRA      Centra Financial, you may receive less than
FINANCIAL                      $10.00 per share. The initial offering price for
                               your shares of the bank's common stock was $10.00 per share.



THE BANK MAY BE UNABLE TO      The banking business is highly competitive, and
COMPETE EFFECTIVELY WITH       it may be difficult for the bank, as a start-up
THOSE FINANCIAL INSTITUTIONS   company, to compete with the established
IN ITS MARKET AREA             financial institutions in Monongalia County and
                               throughout West Virginia. For instance, as of June 30, 1998, there were seven banks and one thrift in the bank's proposed market area with 24 banking offices and total deposits exceeding
                               $813,820,000. The bank's competitors will include
                               One Valley Bank, Inc., WesBanco, Inc., and
                               Huntington National Bank, as well as financial institutions other than commercial banks. At least initially, these institutions offer a wider array of products than the bank will be able to offer. The product diversity of these other institutions may direct customers away from the bank.




THE BANK'S INITIAL LENDING     The bank may not be able to attract larger volume
LIMIT CREATES A COMPETITIVE    customers because the size of loans which the
DISADVANTAGE FOR THE BANK      bank can offer to potential customers is less
                               than the size of the loans which many of the bank's larger competitors can offer. Accordingly, the bank may lose customers seeking large


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

                               loans to One Valley, WesBanco and Huntington
                               National. Additionally, because the bank is located near the borders of Pennsylvania and Maryland, larger volume borrowers may seek loans at out-of-state institutions. Although we anticipate that the lending limit will increase proportionally with the bank's growth, we cannot guarantee that this will occur or that the bank can successfully attract or maintain larger volume customers.


THE BANK INTENDS TO ENGAGE     Centra Bank intends to make loans that involve a
IN COMMERCIAL, LAND            greater degree of risk than loans involving
ACQUISITION, CONSTRUCTION      residential real estate lending. Commercial
AND CONSUMER LENDING           business loans may involve greater risks than
ACTIVITIES WHICH ARE RISKIER   other types of lending because they are often
THAN RESIDENTIAL REAL ESTATE   made based on varying forms of collateral, and
LENDING                        repayment of these loans often depends on the
                               success of the commercial venture. Land
                               acquisition and construction loans may involve greater risk because the borrower may not be able to carry the costs of undeveloped land. The disbursement of principal based on progress also increases risk. Consumer loans may involve greater risk because adverse changes in borrowers' incomes and employment after funding of the loans may impact their abilities to repay the loans.

                               We estimate that the bank's loan portfolio will consist of the following:

                                                                                PERCENTAGE
                                                   TYPE OF LOAN                OF PORTFOLIO
                                                   ------------                ------------
                                     Residential Real Estate Loans...........       10%
                                     Commercial Loans........................       60%
                                     Undeveloped Real Estate Loans...........       15%
                                     Construction Loans......................        5%
                                     Consumer Loans..........................       10%
                                                                                   ---
                                                                                   100%
                                                                                   ===

THE BANK HAS LIMITED           If interest rate fluctuations cause Centra Bank's
CONTROL OVER ITS               cost of funds to increase faster than the yield
PROFITABILITY BECAUSE THE      of its interest-earning assets, then its net
BANK CANNOT CONTROL THE        interest income will be reduced. Centra Bank's
VARIOUS FACTORS THAT CAN       results of operations depend to a large extent on
CAUSE FLUCTUATIONS IN          the level of net interest income, which is the
INTEREST RATES                 difference between income from interest-earning
                               assets, such as loans and investment securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings.
                               Interest rates are highly sensitive to many factors that are beyond the bank's control, including general economic conditions and the policies of various governmental and regulatory authorities.


THE BANK'S SUCCESS DEPENDS     The departure of one or more of the bank's
ON THE BANK'S MANAGEMENT       officers or other key personnel could adversely
TEAM                           affect the bank's operations and financial
                               position. The bank's management will make most decisions that involve the bank's operations.

                           FORWARD-LOOKING STATEMENTS

     When used in this proxy statement/prospectus, in Centra Bank's or Centra Financial's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "are expected to," "estimate," "is anticipated," "project," "will continue," "will likely result," "plans to" or similar expressions are intended to identify "forward-looking statements." These types of statements are subject to risks and uncertainties, including changes in economic conditions in Centra Bank's market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in Centra Bank's market area, and competition, that could cause actual results to differ materially from what Centra Bank or Centra Financial have presently anticipated or projected. Centra Bank and Centra Financial wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Centra Bank and Centra Financial wish to advise readers that factors addressed within the proxy statement/prospectus could affect Centra Bank's financial performance and could cause Centra Bank's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The factors we list in the section "Risk Factors" provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

     Where any forward-looking statement includes a statement of the assumptions or bases underlying the forward-looking statement, Centra Bank and Centra Financial caution that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material. We cannot assure you that any statement of expectation or belief in any forward-looking statement will result, or be achieved or accomplished.

                              THE SPECIAL MEETING

MATTERS TO BE VOTED ON AT THE SPECIAL MEETING

     At the special meeting, you will be asked to vote on an agreement and plan of merger, dated as of October 26, 1999 and related plan of merger. Centra Financial Holdings, Inc., is the new West Virginia corporation we organized to become the holding company for Centra Bank. If shareholders approve the agreement and plan of merger, each outstanding share of common stock of Centra Bank will be converted into one share of common stock of Centra Financial, and Centra Bank will become a wholly-owned subsidiary of Centra Financial.

WHO IS ELIGIBLE TO VOTE

     If you held Centra Bank common stock at the close of business on March 27, 2000, you may vote at the special meeting. On March 31, 2000, there were 1,200,000 shares of Centra Bank common stock outstanding, held by 285 stockholders of record. Each share of common stock is entitled to one vote on each matter properly presented at the special meeting.

QUORUM; REQUIRED VOTE

     Under our articles of incorporation and bylaws, at least a majority of our outstanding common stock must approve the merger. The presence, in person or by proxy, of at least a majority of the total number of shares of common stock entitled to vote is necessary to constitute a quorum at the special meeting. Shares that are subject to abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. In the event there are not sufficient votes for a quorum, the special meeting may be adjourned or postponed to permit further solicitation of proxies.

REVOCABILITY OF PROXIES

     The proxies we are soliciting under this proxy statement/prospectus, if properly signed and returned to Centra Bank and not revoked prior to their use, will be voted in accordance with the instructions contained in the proxies. EXECUTED PROXIES WITH NO INSTRUCTIONS INDICATED ON THE PROXY CARD WILL BE VOTED FOR THE MERGER. Any stockholder who submits a proxy card has the power to revoke it at any time before it is exercised by (1) filing a written notice of revocation with Mr. Douglas J. Leech, Centra Bank, Inc., 990 Elmer Prince Drive,
P. O. Box 656, Morgantown, West Virginia 26507-0656, (2) submitting a duly executed proxy card bearing a later date, or (3) appearing at the special meeting and giving notice of his or her intention to vote in person.

PROXY SOLICITATION

     In addition to soliciting proxies by mail, Centra Bank's directors, officers and employees may solicit proxies personally or by telephone without receiving additional compensation for these activities. Centra Bank will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so.

         PROPOSED MERGER AND REORGANIZATION INTO A BANK HOLDING COMPANY

     We have attached a copy of the agreement and plan of merger to this proxy statement/prospectus as Appendix I. We urge you to read the entire agreement and plan of merger because it is the document that governs the reorganization of the bank into a one-bank holding company.

DESCRIPTION OF PROPOSED MERGER AND REORGANIZATION

     If Centra Bank's stockholders approve the merger and all of the other conditions in the agreement and plan of merger are satisfied, on the effective date of the merger each share of Centra Bank's common stock that is outstanding immediately prior to the merger (other than dissenting shares) will automatically by operation of law be exchanged for one share of the holding company's common stock.

     After the merger, the former holders of Centra Bank's outstanding common stock who do not exercise dissenters' rights will be the holders of all of the outstanding shares of the holding company's common stock. At that point, the holding company will own all of Centra Bank's outstanding capital stock. Because Centra Financial will hold all of the issued and outstanding capital stock of Centra Bank after the reorganization takes place, Centra Bank will be described as a "wholly owned" subsidiary of the holding company following the merger.

     After this reorganization, Centra Bank will continue its existing business and operations as a wholly owned subsidiary of the holding company. At that time, the consolidated capitalization, assets, liabilities, income and financial statements of the holding company immediately following the reorganization will be substantially the same as those of Centra Bank immediately prior to when the reorganization takes place. The articles of incorporation and the bylaws of Centra Bank will continue in effect, and the transaction will not affect them in any material way. Centra Bank will continue to use the name "Centra Bank, Inc.," and Centra Bank's corporate existence will continue unimpaired.

     Centra Bank's board of directors and the holding company believe that the merger and reorganization into a holding company structure is in the best interests of Centra Bank's stockholders for the reasons we describe below. The Centra Bank and Centra Financial boards of directors have approved the merger. If Centra Bank's stockholders approve the agreement and plan of merger and the other conditions described below under "Conditions That Must Occur Before The Merger Can Occur" are satisfied, the merger will become effective upon the filing of the plan of merger with the West Virginia Secretary of State.

REASONS FOR FORMING THE HOLDING COMPANY

     The reasons for forming Centra Financial are to permit greater flexibility to Centra Bank in meeting the financial needs of its customers and to provide a vehicle for growth and potential geographic diversification. Generally, West Virginia banks may not own or operate other banks or engage in any business other than banking, whereas bank holding companies may acquire and operate more than one bank and engage in activities closely related to banking.

     Bank holding companies may also establish or acquire companies engaged in activities closely related to banking with operations and offices located in West Virginia and outside the state as well. While the holding company is not presently engaged in negotiations and there are no current arrangements or agreements for the acquisition of other banks or companies engaged in activities closely related to banking, and while we cannot assure you that we will make any acquisitions, Centra Bank's board of directors believes that the possibility of making acquisitions which would be permissible if the reorganization takes place represents a potentially attractive growth possibility.

     Centra Bank's board of directors is also forming the holding company to be in a position to take advantage of the provisions of the Gramm-Leach-Bliley Act of 1999. This Act was passed by the United States Congress on November 4, 1999, and signed by President Clinton on November 12, 1999. This Act repealed many of the restrictions on the activities that financial institutions conduct. Under the Act, a bank holding company can qualify as a "financial holding company" and engage in business activities which the law previously prohibited. The activities permitted to financial holding companies under the Act are slightly broader than those permitted to banks.

     Centra Bank's board of directors also believes that the holding company may provide additional funding sources for Centra Bank, as well as better access to the capital markets. Additionally, Centra Bank's board believes a bank holding company will be in a better position to respond to the competitive environment in which it is operating, characterized in larger part by the activities of bank holding companies in West Virginia as well as nationally. In general, the board of directors of Centra Bank believes that operating as a bank holding company will serve the interests of the banking public and the stockholders of Centra Bank by improving the capability for service in a highly competitive environment.

RECOMMENDATION OF CENTRA BANK'S BOARD OF DIRECTORS

     After careful consideration, Centra Bank's board of directors has determined that the merger and reorganization is advisable and in the best interests of Centra Bank and its stockholders. Accordingly, the board has approved the agreement and plan of merger and the related plan of merger and the contemplated reorganization. CENTRA BANK'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AGREEMENT AND PLAN OF MERGER AND THE RELATED PLAN OF MERGER.

TREATMENT OF STOCK CERTIFICATES

     After the merger, Centra Bank's shareholders who do not exercise dissenters' rights will be entitled to exchange their Centra Bank stock certificates or the right to receive certificates for new certificates evidencing the same number of shares of holding company common stock. Until exchanged, Centra Bank stock certificates will, for all purposes, represent the same number of holding company shares as the number of Centra Bank shares previously represented. The holders of Centra Bank certificates who do not exercise dissenters' rights will have all of the rights of holders of the holding company's shares.

     As soon as practicable after the merger takes place, we will send instructions concerning stock certificates to all holders of record as of the effective date of the merger.

CONDITIONS THAT MUST OCCUR BEFORE THE MERGER CAN OCCUR

     The following summarizes some of the conditions that must occur before the merger can take place:

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

     - a majority of the issued and outstanding shares of Centra Bank common stock must approve the agreement and plan of merger and related plan of merger;

     - all regulatory approvals (or waiver or exemption from any required regulatory approval) and satisfaction of all other requirements required by law which are necessary to complete the merger, must be obtained, and all statutory waiting periods must expire, without the imposition of any condition or requirements that would materially and adversely affect the operations or business prospects of the holding company or Centra Bank;

     - Centra Bank must receive an opinion letter from Jackson & Kelly PLLC, counsel to Centra Bank, regarding federal income tax consequences of the merger; and

     - Unless Centra Financial waives this condition, holders of more than 5% of Centra Bank's common stock may not dissent from the merger.

FEDERAL TAX CONSEQUENCES OF THE MERGER AND REORGANIZATION INTO A BANK HOLDING COMPANY

     The merger agreement expressly conditions the merger upon Centra Bank receiving an opinion of counsel from Jackson & Kelly PLLC with respect to United States federal income taxation.

     We qualify the following summary of federal income tax consequences in its entirety by referring you to the full text of Jackson & Kelly PLLC's opinion, including that firm's assumptions. We have filed Jackson & Kelly PLLC's opinion as Exhibit 8 to the registration statement of which this proxy statement/prospectus is a part.

     This summary applies only to Centra Bank's shareholders, if any, who hold their common stock as a capital asset. This discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders subject to special treatment under the federal income tax laws. This opinion does not address tax issues relating to insurance companies, financial institutions, broker-dealers, foreign corporations, persons who receive stock through the exercise of stock options or otherwise as compensation for services rendered and persons who are not citizens or residents of the United States. It also does not discuss any state, local or foreign tax considerations. Accordingly, we urge you to consult your own tax advisor as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences of the merger.

     We have not requested any ruling from the Internal Revenue Service as to the federal income tax consequences of the merger. Jackson & Kelly PLLC's opinion is not binding on the IRS or any court, and neither the IRS nor any court is precluded from taking a different position. The Internal Revenue Code governs some of the federal income tax consequences of the merger as to which there are no final regulations and little or no judicial or administrative guidance. Jackson & Kelly PLLC bases its opinion upon the federal income tax laws in effect on the date of the opinion and as those laws are currently interpreted. Future legislation, regulations, administrative rulings or court decisions could adversely affect the accuracy of the statements.

     We condition the federal income tax consequences below upon, and Jackson & Kelly PLLC bases its opinion upon, the accuracy of assumptions and representations of fact that the parties to the merger agreement provided to Jackson & Kelly PLLC. Jackson & Kelly PLLC has not independently verified these assumptions and representations. These assumptions and representations include, but are not limited to, the following:

     - that following the merger, Centra Financial will continue the historic business of Centra Bank or use a significant portion of Centra Bank's historic business assets in a business;

     - that a bona fide corporate business purpose exists for the merger; and

     - that in the merger shares of stock of Centra Bank representing control of Centra Bank will be exchanged solely for Centra Financial common stock. For this purpose, control means 80% of the total combined voting power of all classes of stock entitled to vote and of at least 80% of the total number of shares of each other class of stock of Centra Bank.

     As of the date of this proxy statement/prospectus, Centra Financial and Centra Bank believe that all of these assumptions are now, and will be at, as of and after the time the merger becomes effective, accurate. If either Centra Financial or Centra Bank learns before that time that the assumptions are false and that its counsel therefore believes that the merger is unlikely to be treated as a tax-free reorganization, then additional shareholder approval will be obtained before consummation of the merger.

     Subject to the limitations and assumptions described above, Jackson & Kelly PLLC will render an opinion that the merger will have the following federal income tax consequences:

     - The merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986;

     - None of the parties to the merger agreement will recognize any gain or loss as a result of the merger;

     - Shareholders of Centra Bank will not recognize any gain or loss as a result of their exchange of Centra Bank common stock for Centra Financial common stock except to the extent any shareholder receives cash as a dissenting shareholder;

     - The holding period for Centra Bank shareholders of the Centra Financial common stock they receive in the merger will include the period during which the Centra Bank stock was held, provided this stock was a capital asset in the hands of the holder on the date of exchange;

     - The federal income tax basis for Centra Bank shareholders of the Centra Financial common stock they receive in the merger will be the same as the basis of the Centra Bank common stock shareholders exchange therefor; and

     - Centra Financial's payment of cash to Centra Bank shareholders in exchange for Centra Bank common stock relating to the exercise of dissenters' rights will be treated as having been received as a distribution in redemption of a dissenting stockholder's Centra Bank common stock, subject to the provisions and limitations of Section 302 of the Internal Revenue Code. Where as a result of such distribution a stockholder owns no Centra Bank common stock either directly or through the application of Section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and the cash will be treated as a distribution in full payment in exchange for his or her Centra Bank common stock, as provided in Section 302(a) of the Code. Under Section 1001 of the Code, gain or (subject to the limitations of Section 267 of the Code) loss will be realized and recognized to such stockholders in an amount equal to the difference between the amount of such cash and the adjusted basis of the Centra Bank common stock surrendered, as determined under Section 1011 of the Code. If the Centra Bank stockholder has held his or her stock for more than one year, the gain should be treated as long-term capital gain, provided that the shares were held as a capital asset on the date of the exchange.

     - Provided that, at the time of the merger, the share purchase rights remain contingent, non-exercisable, and subject to redemption if issued, the receipt of these rights by Centra Bank stockholders will not be a distribution or receipt of property, an exchange of stock or property (either taxable or nontaxable), or any other event giving rise to the realization of gross income by Centra Bank, Centra Financial, of Centra Bank stockholders.

     The tax consequences of the merger may vary depending upon your particular circumstances. We urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you, including the applicability and effect of any state, local or foreign income, property, transfer and other tax laws.

ACCOUNTING TREATMENT

     The merger and reorganization into a bank holding company will be accounted for as a change in corporate form with the historical basis of Centra's assets, liabilities and stockholders' equity unchanged under the bank holding company.

              COMPARISON OF CENTRA BANK AND CENTRA FINANCIAL STOCK

     The respective articles of incorporation and bylaws of Centra Bank and Centra Financial govern the bank's and the holding company's shareholders. In many respects, the rights of Centra Financial shareholders will be similar to those of Centra Bank shareholders. For example:

     - Holders of common stock of each corporation are entitled to one vote for each share of common stock and to receive pro rata any assets distributed to shareholders upon liquidation.

     - Shareholders of neither corporation have preemptive rights.

     - The shareholders of both corporations have the right under West Virginia law to dissent from certain corporate transactions and to elect dissenters' rights.

     - The board of directors of each corporation may fill a vacancy of the board occurring during the course of the year, including a vacancy created by an increase in the number of directors.

ANTITAKEOVER PROVISIONS

     Centra Bank's articles of incorporation and bylaws do not contain antitakeover provisions. However, Centra Financial's articles of incorporation and bylaws contain the following antitakeover provisions.

     - Staggered Directors' Terms. The directors of Centra Financial are elected for staggered terms of three years with no more than one-third of the directors being elected in any one year. This provision has the effect of making it more difficult and time consuming for a shareholder who has acquired or controls a majority of Centra

       Financial's outstanding common stock to gain immediate control of the board of directors or otherwise disrupt Centra Financial's management.

     - Advance Notice For Director Candidates. Centra Financial's bylaws require that shareholders who intend to nominate candidates for election to the board of directors must give written notice at least 14 days prior to the date of any shareholders' meeting called for the purpose of electing directors. Centra Bank's bylaws do not require prior notice of shareholders' nominations for directors. The advance notice requirements in Centra Financial's bylaws affords the board of directors the opportunity to consider the qualifications of the proposed nominees and, to the extent necessary, to inform the shareholders about these qualifications.

     - 80% Vote Required To Remove Directors. Centra Financial's articles of incorporation and bylaws provide that holders of at least 80% of the voting power of shares entitled to vote generally in the election of directors may remove a director. Centra Bank's bylaws only require a majority vote for removal. This provision in Centra Financial's articles and bylaws makes it more difficult for a third party to fill vacancies created by removal with its own nominees.

     - Centra Financial's Articles Of Incorporation Contain Supermajority Provisions. The supermajority provisions in Centra Financial's articles of incorporation and bylaws provide that the affirmative vote of the holders of at least 80% of the outstanding shares of the voting stock of Centra Financial will be required to amend or repeal articles of incorporation provisions dealing with the classification of the board of directors, director nominations, appointment to newly created directorships, vacancies of directors, removal of directors and business combinations by unsolicited and unapproved third parties.

       Centra Financial's articles also require a two-thirds affirmative vote of the members of the board to amend the bylaws to change the principal office, change the number of directors, change the number of directors on the executive committee or make a substantial change in the duties of the chairman of the board of directors and the president. The purpose of a supermajority requirement is to prevent a shareholder with a majority of Centra Financial's voting power from avoiding the requirements of the foregoing by simply repealing them.

     - Advance Notice Requirements For Shareholder Proposals. Centra Financial's bylaws require that a shareholder wishing to bring business before an annual meeting of shareholders must give 40 days' advance notice to Centra Financial. This advance notice requirement gives the board the opportunity to consider the shareholder's proposal and to inform the other shareholders about the proposal and the board's position regarding it. This provision could discourage a shareholder from bringing a matter before an annual meeting. Centra Bank's bylaws do not contain this provision.

     - Fair Price Provision. Centra Financial's articles of incorporation, unlike Centra Bank's articles of incorporation, contain what is known as a "fair price provision." The fair price provision requires the approval of at least 80% of Centra Financial's shares entitled to vote to approve transactions with an interested shareholder except in cases where either
       (1) price criteria and procedural requirements are satisfied, or (2) a majority of Centra Financial's board of directors recommends the transaction to the shareholders. If the minimum price criteria and procedural requirements are met or the requisite approval of Centra Financial's board of directors are given, the normal requirements of West Virginia law would apply.

       An "interested shareholder" is any person, other than Centra Financial or any of its subsidiaries, who is, or who was within the two-year period immediately before the announcement of a proposed business combination, the beneficial owner of more than 10% of Centra Financial's voting power. It also includes any person who is an assignee of, or has succeeded to, any shares of voting stock in a transaction not involving a public offering which were at any time within the prior two-year period beneficially owned by interested shareholders. A "disinterested director" is any member of the board of directors of Centra Financial who is not affiliated with an interested shareholder and who was a director of Centra Financial prior to the time the interested shareholder became an interested shareholder. It also includes any successor to a disinterested director who is not affiliated with an interested shareholder and who was recommended by a majority of the disinterested directors then on the board.

ADVANTAGES OF CENTRA FINANCIAL'S ANTITAKEOVER PROVISIONS

     The provisions discussed above may constitute defensive measures because they may discourage or deter a third party from attempting to acquire control of Centra Financial. The purpose of these provisions is to discourage and to insulate the corporation against hostile takeover efforts which Centra Financial's board of directors might determine are not in the best interests of Centra Financial and its shareholders. We believe that these provisions are reasonable precautions to ensure that a party seeking control will discuss its proposal with management.

DISADVANTAGES OF CENTRA FINANCIAL'S ANTITAKEOVER PROVISIONS

     The classification of the board of directors makes it more difficult to change directors because they are elected for terms of three years rather than one year, and at least two annual meetings instead of one are required to change a majority of the board of directors. Furthermore, because of the smaller number of directors to be elected at each annual meeting, holders of a minority of the voting stock may be in a less favorable position to elect directors through the use of cumulative voting. The supermajority provisions make it more difficult for shareholders to effect changes in the classification of directors.

     The ability of the board of directors to issue additional shares of common and preferred stock also permits the board of directors to authorize issuance of the stock which may be dilutive and, in the case of preferred stock, which may affect the substantive rights of shareholders without requiring an additional shareholder vote.

     Collectively, the provisions may be beneficial to management in a hostile takeover attempt, making it more difficult to effect changes, and at the same time, adversely affecting shareholders who might wish to participate in a takeover attempt.

     Although we believe the foregoing describes the material differences between the rights of Centra Financial and Centra Bank shareholders, it is not exhaustive, and we encourage you to refer to the West Virginia Corporation Act and the articles and bylaws of both Centra Financial and Centra Bank.

ISSUANCE OF CAPITAL STOCK

     Under Centra Bank's articles of incorporation, Centra Bank's authorized capital stock is 1,900,000 shares of common stock, par value $1.00 per share, of which 1,200,000 shares are issued and outstanding. Under the holding company's articles of incorporation, the authorized capital stock of the holding company is 50,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share.

     Under the agreement and plan of merger, Centra Financial will issue approximately 1,200,000 shares of its common stock in exchange for all of the outstanding shares of Centra Bank's common stock. The balance of Centra Financial's authorized capital stock will be available for issuance when and as the board of directors of Centra Financial determines. Centra Financial could issue that common stock to raise additional capital in connection with the acquisition of other businesses or for other appropriate purposes. The board of directors of Centra Financial will have the authority to issue common stock to the extent of the present number of authorized and unissued shares, without obtaining shareholder approval. If additional holding company common stock is issued, the existing holders of the holding company's common stock would own a proportionately smaller portion of the total number of issued and outstanding common stock, unless they acquire a pro-rata portion of the new issue.

DIVIDENDS AND DIVIDEND RIGHTS

     Centra Bank's and Centra Financial's stockholders are entitled to receive dividends when and as declared by their respective boards of directors, subject to various regulatory restrictions. Dividends of the bank are subject to the restrictions contained in W. Va. Code section 31A-4-25. That statute provides that not less than one-tenth part of the net profits of the preceding half year (in the case of quarterly or semi-annual dividends) or the preceding two consecutive half-year periods (in the case of annual dividends) must be carried to a bank's surplus fund until the surplus fund equals the amount of its capital stock. The prior approval of the West Virginia Commissioner of Banking is required if the total of all dividends declared by a state bank in any calendar year will exceed the bank's net profits for that year combined with its retained net profits for the preceding two years. The statute defines "net profits" as the remainder of all earnings from current operations plus actual recoveries on loans and investments and other assets after deducting all current operating expenses, actual losses and all federal and state taxes.

     Centra Financial's future cash dividends will depend on its consolidated earnings, general economic conditions, financial condition of its subsidiaries and other factors generally affecting dividend policy. Following the merger's completion, funds for the payment of cash dividends and expenses of Centra Financial will come from cash dividends from Centra Bank.

VOTING RIGHTS

     All voting rights with respect to Centra Bank are vested in the holders of the bank's common stock. All voting rights with respect to Centra Financial will be vested in the holders of Centra Financial's common stock.

     In the election of directors, the shareholders of Centra Financial and Centra Bank have the right to vote the number of shares owned by them for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors to be elected multiplied by the number of shares they own, or to distribute them on the same principle among as many candidates as they may decide. For all other purposes, each share is entitled to one vote.

PREEMPTIVE RIGHTS

     Holders of Centra Bank's common stock do not have preemptive rights to subscribe to a pro-rata share of any future offers of shares by the bank. The holders of common stock of Centra Financial will have no preemptive rights to subscribe to any additional securities which Centra Financial may issue. If Centra Financial should decide to issue any or all of these shares, the effect would be to dilute the percentage ownership of the shareholders who do not purchase a pro-rata portion of the shares issued.

LIQUIDATION RIGHTS

     The holders of Centra Bank common stock are entitled to share equally in the net assets of the bank in the event of liquidation or dissolution. After the merger's completion, holders of Centra Bank's common stock converted to Centra Financial's common stock will be entitled to share equally in the net assets of the holding company in the event of liquidation or dissolution, subject to the preferential rights, if any, of the holders of any outstanding senior securities. At this time, there are no senior securities of the holding company issued or outstanding, and the holding company currently has no plan to issue senior securities.

ASSESSMENT OF SHARES

     The shares of Centra Financial's common stock are fully paid and non-assessable. West Virginia Code section 31A-4-12 provides that the outstanding shares of Centra Bank held by the officers and directors of the bank may be assessed if its common stock becomes impaired by losses or otherwise.

INDEMNIFICATION

     Directors and officers of Centra Financial or persons serving at the request of Centra Financial as directors, officers, employees or agents of another corporation or organization (including any of its subsidiaries) are entitled to indemnification as provided in its articles of incorporation.

     In general, indemnification is provided for reasonable costs and expenses, fees and reasonable payments in settlement, except in matters in which the person is adjudged to be liable for gross negligence, willful misconduct, or criminal acts.

     The bank's articles of incorporation contains similar provisions.

SHAREHOLDER PROTECTION RIGHTS PLAN

     The board of directors of Centra Financial has approved a Shareholder Protection Rights Plan which provides that each share of Centra Financial common stock, including shares Centra Financial will issue in the merger, carries with it one right, to acquire shares of Centra Financial common stock ("right"). The rights are not currently exercisable or transferable, and no separate certificates evidencing these rights have been or will be distributed, unless particular certain events occur.

     The rights currently attached to the shares of Centra Financial common stock will expire on November 4, 2010. The rights are generally exercisable if a person or group, as defined, acquired 10% or more of the outstanding shares of Centra Financial common stock, or after a person commences a tender offer for the stock. If a person or group acquires 10% or more of the outstanding shares of Centra Financial common stock, holders of the rights, other than the 10% holder, could acquire shares of Centra Financial's common stock at a substantially reduced price or the board of directors could exchange each right for one share of Centra Financial common stock. In addition, under particular circumstances, holders of rights could acquire shares of the 10% holder at a substantially reduced price.

                              REGULATORY APPROVALS

     For the merger to occur, the holding company and Centra Bank must have received approvals from the West Virginia Board of Banking and Financial Institutions and the Board of Governors of the Federal Reserve.

     The West Virginia Board of Banking approved the formation of Centra Financial as a bank holding company, the formation of the interim bank and the merger of the interim bank into Centra Bank by Order dated December 13, 1999. The Federal Reserve approved the formation of Centra Financial as a bank holding company on February 16, 2000. The FDIC also approved the merger as part of the application of Centra Bank for FDIC insurance in its Order dated November 17, 1999.

                       RIGHTS OF DISSENTING SHAREHOLDERS

     Centra Bank's shareholders will be voting on the agreement and plan of merger. If you object to the reorganization and comply with Section 31-1-123 of the West Virginia Corporation Act, you are entitled to payment of the fair value of your shares. The fair value of the shares will be determined as of the day prior to the date of the special meeting without regard to any appreciation or depreciation in anticipation of the merger.

     The following is a brief summary of the steps you must take to perfect your dissenters' rights under West Virginia law. This summary may not contain all information that is important to investors, even though it contains all material terms and provisions. We have reproduced for you the provisions of Section 31-1-123 of the West Virginia Corporation Act, as Appendix II to this proxy statement/prospectus.

     You Must Object to the Merger in Writing. You must file written objection to the proposed merger with the Secretary of Centra Bank prior to or at the special meeting.

     You Must Not Vote in Favor of the Merger. You must not vote your shares in favor of the merger. You are not required to vote against the merger, but if you vote for the merger you will lose your right to exercise dissenters' rights.

     You Must Make Written Demand for Fair Value. You must make written demand on Centra Bank for payment of the fair value of your shares within 10 days after the vote is taken at the special meeting. VOTING AGAINST THE REORGANIZATION DOES NOT CONSTITUTE THE DEMAND FOR PAYMENT REQUIRED BY LAW. If you fail to make written demand within the 10-day period, you will be bound by the terms of the agreement and plan of merger. You may address the written demand to Douglas J. Leech, President, Chief Executive Officer and Chairman of the Board, Centra Bank, Inc., 990 Elmer Prince Drive, P. O. Box 656, Morgantown, West Virginia 26507-0656. Once you demand to be paid the fair value of your shares, you cannot withdraw your demand without the permission of Centra Bank.

     Your Rights as a Dissenting Shareholder. If you make a demand, you will be entitled only to payment as a dissenting shareholder as the law provides, and you will not be entitled to vote or to exercise any other rights of a Centra Bank shareholder. The following is a list of the events that have the effect of eliminating a shareholders dissenters' rights:

     - you withdraw your demand with the consent of Centra Bank;

     - we abandon or rescind the reorganization;

     - the Centra Bank shareholders revoke the authority to effect the reorganization;

     - no demand or petition for the determination of fair value by a court of general civil jurisdiction has been made or filed within the time provided by statute; or

     - a court of general civil jurisdiction determines that you are not entitled to relief as a dissenting shareholder.

     You Must Surrender Your Certificate(s). You must surrender your stock certificates to Centra Bank within 20 days after demanding payment for your shares. Upon surrender, we will place a notation on your certificate(s) that you have made demand. If you fail to surrender your certificate(s) Centra Bank can terminate your dissenters' rights unless a court, for good cause shown, directs otherwise.

     Centra Bank Must Make Offer. If you demand that Centra Bank pay you the fair value of your shares, Centra Bank must give you written notice of the merger and offer to purchase your shares. The notice will contain a price the bank believes to be the fair value of your shares. The bank must provide this notice and offer to you within 10 days after the merger becomes effective. A balance sheet of Centra Bank must accompany the offer. The balance sheet shall not be dated more than 12 months prior to the offer. Additionally, the bank must deliver a profit and loss statement for the 12-month period ended on the date of that balance sheet. If within 30 days after the merger becomes effective, you and Centra Bank agree upon the fair value, you will be entitled to receive the agreed payment for your shares. You will receive the agreed payment within 90 days after the merger becomes effective upon surrender of your shares. Upon payment of the agreed value, you shall not have any interest in your shares of Centra Bank common stock.

     Filing Suit. If you and Centra Bank fail to agree upon the fair value within 30 days after the reorganization becomes effective then, within 30 days after Centra Bank receives written demand for litigation from any dissenting shareholder, Centra Bank will file a complaint in the Circuit Court of Monongalia County, West Virginia. The complaint will request that the court determine the fair value of the shares. You must give this written demand for litigation within 60 days after the effective date of the merger/reorganization. If Centra Bank fails to institute this proceeding, you or any other dissenting shareholder may do so in the name of Centra Bank.

     To exercise your dissenters' rights you must strictly adhere to the provisions of West Virginia law. If you think you may exercise your dissenters' rights, you should carefully review the statutory provisions attached to this proxy statement/prospectus as Appendix II. As in all legal matters, you should seek an attorney's guidance.

     If you receive cash for the fair value of your shares of Centra Bank common stock, that cash will be subject to federal income taxes. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with Sections 302 and 1001 (and in certain cases, other provisions) of the Internal Revenue Code of 1986. If you are contemplating the possible exercise of dissenters' rights, we urge you to consult a tax advisor as to the federal (and any applicable state and local) income tax consequences.

           MARKET PRICE OF CENTRA BANK'S CAPITAL STOCK AND DIVIDENDS

     Centra Bank was recently formed. Therefore, its common stock is not actively traded.

     Centra Financial does not intend to declare and pay any cash dividend until it achieves profitability. The declaration and payment of future dividends by the holding company on its common stock will depend upon its earnings and financial condition and upon other factors that we cannot presently determine. After the reorganization takes place, we anticipate that the holding company will obtain the funds needed for payment of its dividends and expenses from Centra Bank, chiefly in the form of dividends.

                                   MANAGEMENT

     After the merger takes place, the initial directors of the holding company will be those listed below. We will deem approval of the agreement and plan of merger by Centra Bank's shareholders to be a confirmation by the holding company's stockholders of those persons as the directors of the holding company without further action and without changes in classes or terms.

DIRECTORS AND EXECUTIVE OFFICERS

                                                   CLASS           PRINCIPAL OCCUPATION
          NAME           AGE       POSITION       EXPIRES            (PAST FIVE YEARS)
          ----           ---   -----------------  -------  -------------------------------------
Douglas J. Leech         45    Director,           2003    President, Southeast Region of
                               President and CEO           Huntington National Bank (1998 to
                                                           1999); President and Chief Executive
                                                           Officer, Huntington National Bank
                                                           (1997-1998); President and Chief
                                                           Operating Officer, Huntington
                                                           National Bank (1996-1997); President,
                                                           North Central West Virginia
                                                           Huntington National Bank (1995-1996);
                                                           Executive Vice President and Chief
                                                           Operating Officer, One Valley Bank of
                                                           Morgantown, Inc. (1990-1995)

Kevin D. Lemley          45    Vice President,             Senior Vice President, Huntington
                               CFO, and                    National Bank West Virginia
                               Treasurer                   (Commercial Portfolio Manager/Manager
                                                           of Statewide Commercial Lending)
                                                           (1997 to 1999); Huntington National
                                                           Bank West Virginia, Chief Financial
                                                           Officer (1987-1997)

Timothy P. Saab          42    Vice President              Vice President and Group Executive,
                               and Secretary               Private Financial Group, Huntington
                                                           National Bank (1996 to 1999); Senior
                                                           Vice President, Huntington National
                                                           Bank, West Virginia (1993-1996);
                                                           Corporate Secretary, Huntington
                                                           Bancshares West Virginia (1989-1996);
                                                           Corporate Secretary, Huntington
                                                           National Bank, West Virginia
                                                           (1994-1997)

Arthur Gabriel           62    Director            2002    Secretary/Treasurer, Gabriel
                                                           Brothers, Inc. (Retail Sales)

Parry G. Petroplus       48    Director            2001    President, Petroplus & Associates
                                                           (Real Estate)

Milan Puskar             65    Director            2002    Chairman, President and Chief
                                                           Executive Officer, Mylan
                                                           Pharmaceuticals, Inc.

Bernard G. Westfall      58    Director            2001    President and Chief Executive
                                                           Officer, West Virginia United Health
                                                           Systems

COMMITTEES OF THE BOARD OF DIRECTORS

     The bank board has a standing audit committee, investment committee and loan committee. The audit committee will review the bank's administrative, operating and internal accounting controls to determine whether they comply with prescribed policies, procedures and regulations. The audit committee will also review examination reports of state and federal regulators and recommend the hiring of the external auditors. The audit committee consists of the following individuals: Robert E. Lynch, Jr., William Maloney and Rita D. Tanner.

     The loan committee will evaluate and approve or disapprove loans in excess of the lending authority designated for management. Initially, Dr. Paul F. Malone, Parry G. Petroplus, Thomas P. Rogers, Paul T. Swanson and Bernard G. Westfall will serve as members of the loan committee. The investment committee will monitor the bank's investments and supervise the investments made by the bank. Initially, Arthur Gabriel, William Maloney and Mark R. Nesselroad will serve on the investment committee.

OWNERSHIP OF SECURITIES BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the number of shares of Centra Financial's common stock that directors and executive officers will own if shareholders approve the merger. No other person, at the time of the merger, will own five percent or more of the holding company's common stock.

                                                          AMOUNT OF
                                                          BENEFICIAL    PERCENT OF
                          NAME                            OWNERSHIP     OWNERSHIP
                          ----                            ----------    ----------
Douglas J. Leech........................................    50,000         4.17
Kevin D. Lemley.........................................    20,000         1.67
Timothy P. Saab.........................................     5,000         0.42
Arthur Gabriel..........................................    40,000         3.33
Parry G. Petroplus......................................    10,000         0.83
Milan Puskar............................................    50,000         4.17
Bernard G. Westfall.....................................    20,000         1.67
All directors and executive officers as a group (7
  Persons)..............................................   195,000        16.26

EXECUTIVE COMPENSATION

     Douglas J. Leech will serve as chairman, president and chief executive officer of the holding company, and will continue to serve as chairman, president and chief executive officer of Centra Bank. The board of directors anticipates negotiating a three-to-five year contract with Mr. Leech. The terms of any such contract are currently unknown, but management expects it to be similar to employment agreements of the type entered into by other bank executives in West Virginia.

     The holding company has not made any compensation payments to its executive officers. However, since July 1, 1999, Mr. Leech has received $88,736 and the executives as a group have received $202,682 through December 31, 1999, as compensation from Centra Bank.

COMPENSATION OF DIRECTORS

     Directors are not currently compensated for regular or special board meetings attended, but the bank and the holding company intend to compensate directors in the future.

INCENTIVE STOCK OPTION PLAN

     Centra Financial is in the process of establishing an incentive stock option plan. No options have been granted and the plan is subject to regulatory review. The effect of granting options could have a dilutive effect which could be material.

INTERESTS OF MANAGEMENT AND OTHER RELATED TRANSACTIONS

     Bank directors Parry G. Petroplus and Milan Puskar are members, and each own approximately one-third, of Platinum Plaza Limited Liability Company, lessor of the premises that the bank will occupy. In our opinion, the lease is on terms and conditions which are at least as favorable to the bank as would be offered by a non-affiliated third party. We base this opinion on two independent appraisals which the bank obtained.

     The bank expects to have banking and other transactions in the ordinary course of business with its directors and officers and their affiliates, including members of their families or corporations, partnerships or other organizations in which officers or directors have a controlling interest, on substantially the same terms (including documentation, price, interest rates and collateral, repayment and amortization schedules and default provisions) as those prevailing at the time for comparable transactions with unrelated parties.

     The bank is subject to a limit on the aggregate amount it can lend to its directors and officers as a group equal to its unimpaired capital and surplus (or, under a regulatory exemption available under certain circumstances to banks with less than $100,000,000 in deposits, twice that amount). Loans to individual directors and officers must also comply with the bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of that loan application.

                        CENTRA BANK'S PLAN OF OPERATION

STATUS AND OPERATIONS

     The bank is a West Virginia state-chartered bank which is not a member of the Federal Reserve System. The organizers incorporated the bank on September 27, 1999. The bank has applied to the Federal Deposit Insurance Corporation for federal deposit insurance, and this application was approved, subject to certain conditions, on November 17, 1999. The bank opened for business on February 14, 2000. The bank will engage in general banking business with, at least initially, the primary market area being Monongalia County, West Virginia. The main office will be located at 990 Elmer Prince Drive, P. O. Box 656, Morgantown, West Virginia 26507-0656.

BANKING SERVICES

     The bank provides customers, businesses, and local governments with a broad range of loan products, including personal lines of credit, commercial, agricultural, real estate, and installment loans and deposit products, including checking, savings, NOW, and money market accounts, certificates of deposit, and individual retirement accounts. The bank currently plans to provide trust services.

     The FDIC insures all deposit accounts up to the maximum allowed by law (generally $100,000 per depositor, subject to aggregation rules). The bank solicits these accounts from individuals, businesses, associations, organizations and governmental authorities.

     The bank also offers commercial and personal loans. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables) and purchase of equipment and machinery. Consumer loans include secured and unsecured loans for financing automobiles, home improvements, education and personal investments. The bank also originates mortgage loans and commercial and residential construction loans.

     The principal economic risk associated with each of the categories of anticipated loans is the creditworthiness of the bank's prospective borrowers. With any loan category, the level of risk increases or decreases depending on economic conditions prevailing from time to time. The unsecured loans in all categories have a higher risk than secured loans.

     The bank makes a substantial portion of its loans to working individuals, small businesses and professional persons. These types of loans should provide opportunities to establish long-term relationships but may also be credits that are less able to withstand unforeseen economic, competitive and financial conditions than borrowers of a more substantial size. The risk associated with real estate loans and installment loans to individuals varies based on employment levels, fluctuations in value of residential real estate and other conditions that affect the ability of customers to repay indebtedness. The risk associated with commercial loans varies based upon the strength and activity of the local economies of the bank's proposed market areas. The risk associated with real estate construction loans varies based upon supply and demand for the type of real estate under construction. Further, real estate construction loans are subject to special risks due to conditions beyond a borrower's control, including cost overruns, adverse weather, labor strikes, unavailability of materials and inability to obtain governmental approvals.

     The bank's credit policy is a comprehensive lending policy which includes underwriting standards for all categories of loans the bank intends to offer. The bank's lending policy includes provisions which will promote a diversified loan portfolio to reduce the bank's vulnerability to risks associated with any specific category of loans.

     The bank's lending activities are subject to a variety of lending limits imposed by federal law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower's relationship to the bank), in general the bank will be subject to a loan-to-one borrower limit of an amount equal to (1) 15% of the bank's unimpaired capital and surplus in the case of loans which are not fully secured by readily marketable collateral, or (2) 25% of the unimpaired capital and surplus if the excess over 15% is fully secured by readily marketable collateral. Unless the bank is able to sell participations in its loans to other financial institutions, the bank will not be able to meet all lending needs of loan customers requiring aggregate extensions of credit above these limits. Additionally, the bank may voluntarily choose to impose a policy limit on loans to a single borrower that is less than the legal limit.

     The bank may not make any extensions of credit to any director, executive officer, or principal shareholder of the bank, or to any related interest of such person, unless the board of directors approves the extension of credit, and the bank makes the loan on terms not more favorable to such person than would be available to a person not affiliated with the bank.

MARKET AREA

     The bank's primary market area is Monongalia County, West Virginia, covering an area of approximately 361 square miles. Morgantown is the County Seat and the largest town in Monongalia County. According to the 1990 Census, Morgantown had a population of 25,879, and Monongalia County had a population of 75,509. In the 1990's, Morgantown has been the fastest growing city in West Virginia.

     Morgantown is the home of West Virginia University, the state's largest university, with an enrollment of approximately 22,000 students. West Virginia University is the largest employer in Monongalia County, with over 5,200 employees, and WVU Hospitals is the second largest employer, with approximately 2,400 employees.

     The bank's first location at 990 Elmer Prince Drive is less than one mile from WVU Hospitals, the West Virginia University Stadium and several student housing facilities.

     Total employment in Monongalia County as of 1998 was 36,780 with an unemployment rate of 3.5%, per capita income of $23,099 and mean household income of $54,833.

COMPETITION

     The banking business is a highly competitive business. As of June 30, 1998, the date of the most recent figures available from the FDIC, there were seven banks and one thrift in the bank's proposed market area. Total deposits of those commercial banks as of June 30, 1999, with 24 banking offices, were in excess of $813,820,000. The thrift had one office with approximately $19,607,000 in deposits. With one exception, Citizens Bank of Morgantown, Inc., the bank will represent Monongalia County's only locally owned bank as the other existing commercial banks have their parent-company headquarters in Wheeling, West Virginia (WesBanco), Charleston, West Virginia (One Valley), and Columbus, Ohio (Huntington National Bank).

     For most of the services which the bank performs, there is also competition from financial institutions other than commercial banks. There are various issuers of commercial paper and money market funds that actively compete for funds and for various types of loans. In addition, some traditional banking services or competing services are offered by insurance companies, investment counseling firms and other business firms and individuals. Many of the bank's competitors have significantly greater financial and marketing resources than the bank will have.

     The existence of larger financial institutions in Monongalia County, West Virginia, some of which are owned by larger regional or national companies, influence the competition in the bank's market area. The principal competitive factors in the markets for deposits and loans are interest rates, either paid on deposits or charged on loans. West Virginia law allows state-wide branch banking which provides increased opportunities for the bank, but it also will increase the potential competition for the bank in its service area. Out-of-state banks may form de novo banks or may acquire existing branches of West Virginia banks on a reciprocal basis.

EMPLOYEES

     The bank has approximately 18 full-time employees and by year-end expects to employ a total of approximately 21 employees.

PROPERTY

     The bank leases its headquarters at the site of a former bank in Morgantown, West Virginia. The site consists of approximately 6,500 square feet for the first floor and 2,700 square feet for the second floor. The bank anticipates entering into two leases. The bank expects the lease for the first floor to be for 20 years with four renewable terms at five years each. The cost of the property is expected to be $16.50 per square foot. The second lease will be for 2,700 square feet of the second floor at a rental of $15.50 per square foot. The term of this lease will be year-to-year.

CASH REQUIREMENTS

     Management believes that the capital it raised during 1999 and 2000 will be sufficient to meet its cash requirements for the next 12 months. Accordingly Centra Financial does not currently anticipate that it will need to raise additional capital during the next 12 months. Although it may be possible particularly if an acquisition opportunity presents itself.

                           SUPERVISION AND REGULATION

INTRODUCTION

     Centra Financial is subject to supervision, regulation and examination by the Federal Reserve and the West Virginia Division of Banking. Centra Bank and virtually all aspects of its operations are subject to supervision, regulation and examination by the West Virginia Division of Banking and the FDIC. A summary of some of the major regulatory issues follows. The summary is not exhaustive, and we refer you to applicable statutes and regulations for more detailed information regarding supervision and regulation of entities such as the bank. Statutes, regulations and regulatory policies of the federal and West Virginia governments and their agencies are subject to change and it is impossible to predict the effects that any changes may have upon Centra Bank and its operations.

MONETARY POLICY

     The fiscal and monetary policies of the federal government and its agencies, including the Federal Reserve Board, affect Centra Financial and Centra Bank. An important purpose of these policies is to curb inflation and control recessions through control of the supply of money and credit. The Federal Reserve Board uses its powers to establish reserve requirements of insured depository institutions, to set the discount rate on its extensions of credit to insured depository institutions and to conduct open market operations in United States government securities so as to influence the supply of money and credit. These policies have a direct effect on the amount of bank loans and deposits and on the interest rates charged on loans and paid on deposits, with the result that federal policies have a material effect on bank earnings. Policies which are directed toward affecting the supply of money and credit and reducing or increasing interest rates may have an adverse effect on bank earnings. Future policies of the Federal Reserve Board and other authorities and changes in state and federal laws and regulations cannot be predicted, nor can their effect on future earnings be predicted.

DEPOSIT INSURANCE

     Centra Bank is subject to FDIC deposit insurance assessments. The FDIC places each insured bank in one of nine risk categories based on its level of capital (See "Capital Requirements") and other relevant information (such as supervisory evaluations). Assessment rates for deposit insurance premiums are subject to revision and depend on the assessment category into which the insured institution is placed.

     Centra Bank does not know what its assessment will be. It is possible that insurance assessments will be increased at some future date, and it is also possible that there may be a special additional assessment. A large special assessment could have an adverse impact on the bank's results of operations.

CAPITAL REQUIREMENTS

     The Federal Reserve Board and FDIC have issued risk-based capital guidelines for banking organizations, such as Centra Financial and Centra Bank. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. The risk-based ratio is determined by allocating assets and specified off-balance sheet commitments into four weighted categories, with higher levels of capital being required for categories perceived as representing greater risk.

     Generally, under the applicable guidelines, the financial institution's capital stock is divided into two tiers. "Tier 1," or core capital, includes common equity, noncumulative perpetual preferred stock (excluding auction rate issues) and perpetual preferred stock (excluding auction rate issues) and minority interests in equity accounts or consolidated subsidiaries, less goodwill and, with few exceptions, all other intangible assets. "Tier 2," or supplementary capital, includes, among other items, cumulative and limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan losses, subject to certain limitations, less required deductions. "Total capital" is the sum of Tier 1 and Tier 2 capital.

     Financial institutions are required to maintain a risk-based ratio of 8%, of which 4% must be Tier 1 capital. The appropriate regulatory authority may set higher capital requirements when an institution's particular circumstances warrant.

     Banks are subject to "leverage ratio" guidelines involving a numerator defined as Tier 1 capital and a denominator defined as adjusted total assets (as defined by regulation). The bank regulatory agencies have established a 3% minimum Tier 1 leverage ratio applicable only to banks meeting certain specified criteria, including excellent assets quality, high liquidity, low interest rate exposure and the highest regulatory rating. Institutions not meeting these criteria are expected to maintain a ratio which exceeds the 3% minimum by at least 100 to 200 basis points.

     The guidelines also provide that financial institutions experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

     It is anticipated that Centra Financial and Centra Bank will meet or exceed all required capital ratios. Failure to meet applicable capital guidelines could subject the financial institution to a variety of enforcement remedies available to the federal regulatory authorities, including limitations on the ability to pay dividends, the issuance by the regulatory authority of a capital directive to increase capital and the termination of deposit insurance by the FDIC, as well as to the measures described under "Federal Deposit Insurance Corporation Improvement Act of 1991" as applicable to undercapitalized institutions. (See "Supervision and Regulation-Federal Deposit Insurance Corporation Improvement Act of 1991".)

FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

     In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revises the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes.

     Among other things, FDICIA requires federal bank regulatory authorities to take "prompt corrective action" with respect to depository institutions that do not meet minimum capital requirements. For these purposes, FDICIA establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

     Regulations define the relevant capital measures for the five categories. An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10% or greater, Tier 1 risk-based capital ratio of 6% or greater and a Tier 1 leverage ratio of 5% or greater and is not subject to a regulatory order, agreement or directive to meet and maintain a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure. An institution is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based ratio of 4% or greater and the institution does not meet the definition of a "well capitalized" institution. An institution that does not meet one or more of the "adequately capitalized" tests is deemed to be "undercapitalized." If the institution has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3%, or a Tier 1 leverage ratio that is less than 3%, it is deemed to be "significantly undercapitalized." Finally, an institution is deemed to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%.

     "Undercapitalized" institutions are subject to growth limitations and are required to submit a capital restoration plan. If an "undercapitalized" institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. "Significantly undercapitalized" institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and a cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions may not, beginning 60 days after becoming "critically undercapitalized" make any payment of principal or interest on their subordinate debt. In addition, "critically undercapitalized" institutions are subject to appointment of a receiver or conservator.

     Under FDICIA, a depository institution that is not "well capitalized" is generally prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market. For the purposes of the brokered deposit rules, a bank is defined to be "well capitalized" if it maintains a ratio of Tier 1 capital to risk-adjusted assets of at least 6%, a ratio of total capital to risk-adjusted assets of at least 10% and a Tier 1 leverage ratio of at least 5% and is not otherwise in a "troubled condition" as specified by its appropriate federal regulatory agency.

     FDICIA directs that each federal banking agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly-traded shares and such other standards as the agency deems appropriate.

     FDICIA also contains a variety of other provisions that may affect the operations of the bank, including new reporting requirements, revised regulatory standards for real estate lending "truth in savings" provisions and the requirement that a depository institution give 90 days' prior notice to customers and regulatory authorities before closing any branch.

GRAMM-LEACH-BLILEY ACT OF 1999

     On November 4, 1999, Congress adopted the Gramm-Leach-Bliley Act of 1999. This Act, also known as the Financial Modernization Law, repealed a number of federal limitations on the powers of banks and bank holding companies originally adopted in the 1930's. Under the Act, banks, insurance companies, securities firms and other service providers may now affiliate. In addition to broadening the powers of banks, the Act created a new form of entity, called a financial holding company, which may engage in any activity that is financial in nature or incidental or complementary to financial activities. Centra Financial intends to become a financial holding company.

     The Federal Reserve Board provides the principal regulatory supervision of financial services permitted under the Act. However, the Securities and Exchange Commission and state insurance and securities regulators also assume substantial supervisory powers and responsibilities.

     The Act addresses a variety of other matters, including customer privacy issues. The obtaining of certain types of information by false or fraudulent pretenses is a crime. Banks and other financial institutions must notify their customers about their policies on sharing information with certain third parties. In some instances, customers may refuse to permit their information to be shared. The Act also requires disclosures of certain automatic teller machine fees and contains certain amendments to the federal Community Reinvestment Act. The Act becomes effective 120 days after its passage.

                ADDITIONAL INFORMATION ABOUT THE HOLDING COMPANY

     Centra Financial was incorporated on October 25, 1999, under the general corporation laws of West Virginia as a wholly owned subsidiary of Centra Bank to serve as a bank holding company in the reorganization and, therefore, the holding company has no prior operating history. Its principal office is located at 990 Elmer Prince Drive, P. O. Box 656, Morgantown, West Virginia 26507-0656, and its telephone number is (304) 599-8121.

     The holding company is authorized to issue 50,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. Certain bank employees currently own 5,000 shares of the holding company's common stock, which will constitute all of the issued and outstanding capital stock of the holding company immediately prior to the reorganization. On the effective date of the reorganization, all of the stock held by those employees will be redeemed and canceled.

                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus, management is not aware of any business to come before the special meeting other than the matters that are described in this proxy statement/ prospectus. However, if any other matters properly come before the special meeting, we intend that the proxies solicited by this proxy statement/prospectus will be voted on those other matters in accordance with the judgment of the persons voting the proxies.

                                 LEGAL MATTERS

     Jackson & Kelly PLLC, Charleston, West Virginia, will pass upon the validity of the holding company stock to be issued in the reorganization and certain federal tax matters.

                      WHERE YOU CAN FIND MORE INFORMATION

     Centra Financial has filed with the Securities and Exchange Commission a

Registration Statement on Form S-4 under the Securities Act of 1933, as amended, with respect to the shares of its stock it will issue in the merger/ reorganization. This proxy statement/prospectus does not contain all information set forth in the Registration Statement and the exhibits thereto.

     You may obtain copies, at prescribed rates, of this additional information from the following SEC locations.

  Public Reference Room      New York Regional Office    Chicago Regional Office
 450 Fifth Street, N.W.,       7 World Trade Center          Citicorp Center
        Room 1024                   Suite 1300           500 West Madison Street
   Washington, DC 20549         New York, NY 10048              Suite 1400
                                                          Chicago, IL 60661-2511

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. This SEC filing is also available to the public from commercial document retrieval services and at Internet world wide web site maintained by the SEC at "http://www.sec.gov."

                          AUDITED FINANCIAL STATEMENTS

                               CENTRA BANK, INC.

                               DECEMBER 31, 1999

                               CENTRA BANK, INC.

                          AUDITED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

                                    CONTENTS

Report of Independent Auditors..............................  F-3
Audited Financial Statements
Balance Sheet...............................................  F-4
Statement of Operations.....................................  F-5
Statement of Changes in Stockholders' Equity................  F-6
Statement of Cash Flows.....................................  F-7
Notes to Financial Statements...............................  F-8

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Centra Bank, Inc.

     We have audited the accompanying balance sheet of Centra Bank, Inc. as of December 31, 1999, and the related statements of operations, changes in stockholders' equity, and cash flows for the period from inception (September 27, 1999) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Centra Bank, Inc. at December 31, 1999 and the results of its operations and its cash flows for the period from inception (September 27, 1999) to December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                              /s/ Ernst & Young LLP

Charleston, West Virginia
February 24, 2000

                               CENTRA BANK, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1999

ASSETS
Cash and due from banks.....................................  $    25,000
Interest-bearing deposits in other banks....................       31,011
Federal fund sold...........................................    2,637,541
                                                              -----------
     Total cash and cash equivalents........................    2,693,552
Available-for-sale securities (carried at fair value).......    7,383,171
Premises and equipment......................................      316,200
Other assets................................................      120,180
                                                              -----------
     Total assets...........................................  $10,513,103
                                                              ===========
LIABILITIES
Accrued expenses............................................  $   199,254

STOCKHOLDERS' EQUITY
Common stock, $1 par value, 1,900,000 authorized, 1,200,000
  outstanding...............................................    1,200,000
Additional paid-in capital..................................   10,800,000
Stock subscriptions receivable..............................   (1,202,000)
Accumulated deficit.........................................     (464,786)
Accumulated other comprehensive loss........................      (19,365)
                                                              -----------
     Total stockholders' equity.............................   10,313,849
                                                              -----------
     Total liabilities and stockholders' equity.............  $10,513,103
                                                              ===========

See accompanying notes.

                               CENTRA BANK, INC.

                            STATEMENT OF OPERATIONS

                         FOR THE PERIOD FROM INCEPTION
                   (SEPTEMBER 27, 1999) TO DECEMBER 31, 1999

Interest income.............................................  $  192,790
Interest expense............................................          --
                                                              ----------
Net interest income.........................................     192,790
Other expenses:
  Salaries and employee benefits............................     296,707
  Occupancy expense.........................................      83,270
  Advertising...............................................     108,556
  Professional fees.........................................      76,889
  Other.....................................................      92,154
                                                              ----------
     Total other expenses...................................     657,576
                                                              ----------
Loss before income taxes....................................     464,786
Provision for income taxes..................................          --
                                                              ----------
Net loss....................................................  $  464,786
                                                              ==========
Net loss per share, basic and diluted.......................  $      .06
                                                              ==========
Average common shares outstanding...........................   7,783,000
                                                              ==========

See accompanying notes.

                               CENTRA BANK, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                         FOR THE PERIOD FROM INCEPTION
                   (SEPTEMBER 27, 1999) TO DECEMBER 31, 1999

                                                                                          ACCUMULATED
                                             ADDITIONAL        STOCK                         OTHER
                                  COMMON       PAID-IN     SUBSCRIPTIONS   ACCUMULATED   COMPREHENSIVE
                                  STOCK        CAPITAL      RECEIVABLE       DEFICIT         LOSS           TOTAL
                                ----------   -----------   -------------   -----------   -------------   -----------
Balance, September 27, 1999...  $       --   $        --    $        --     $      --      $     --      $        --
  Issuance of common stock....   1,200,000    10,800,000     (1,202,000)           --            --       10,798,000
  Comprehensive loss:
    Net loss..................          --            --             --      (464,786)           --         (464,786)
    Other comprehensive loss:
       Unrealized loss on
         available-for-sale
         securities...........          --            --             --            --       (19,365)         (19,365)
                                                                                                         -----------
    Total comprehensive
       loss...................                                                                              (484,151)
                                ----------   -----------    -----------     ---------      --------      -----------
Balance, December 31, 1999....  $1,200,000   $10,800,000    $(1,202,000)    $(464,786)     $(19,365)     $10,313,849
                                ==========   ===========    ===========     =========      ========      ===========

See accompanying notes.

                               CENTRA BANK, INC.

                            STATEMENT OF CASH FLOWS

                         FOR THE PERIOD FROM INCEPTION
                   (SEPTEMBER 27, 1999) TO DECEMBER 31, 1999

OPERATING ACTIVITIES
Net loss....................................................  $  (464,786)
Adjustments to reconcile net loss to net cash used in
  operating activities:
     Accretion of discounts on securities...................      (36,263)
     Increase in accrued expenses...........................      199,254
     Increase in other assets...............................     (120,180)
                                                              -----------
Net cash used in operating activities.......................     (421,975)

INVESTING ACTIVITIES
Purchases of premises and equipment.........................     (316,200)
Purchases of available-for-sale securities..................   (7,366,273)
                                                              -----------
Net cash used in investing activities.......................   (7,682,473)

FINANCING ACTIVITIES
Proceeds of stock offering..................................   10,798,000
                                                              -----------
Net cash provided by financing activities...................   10,798,000
                                                              -----------
Increase in cash and cash equivalents.......................    2,693,552
Cash and cash equivalents at beginning of period............           --
                                                              -----------
Cash and cash equivalents at end of period..................  $ 2,693,552
                                                              ===========

See accompanying notes.

                               CENTRA BANK, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

NOTE 1.  ORGANIZATION

     Centra Bank, Inc. (Centra Bank or the Company) is a newly formed (September 27, 1999), full service commercial bank chartered under the laws of the State of West Virginia. Centra Bank commenced operations on February 14, 2000. Centra Financial Holdings, Inc. (Centra Financial) was formed on October 25, 1999 for purposes of becoming a one bank holding company to hold all of the outstanding stock of Centra Bank. It is anticipated that shares of Centra Bank will be exchanged for shares of Centra Financial in the first quarter of 2000. The Company expensed all costs of start-up activities including activities related to organizing the new entity. Start-up costs include training costs, consulting fees, utilities and related expenses during the pre-opening period.

NOTE 2.  SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

BASIS OF FINANCIAL STATEMENT PRESENTATION

     The accounting and reporting policies of Centra Bank conform to accounting principles generally accepted in the United States and to general practices within the banking industry. The preparation of the financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers cash and due from banks, interest-bearing deposits in other banks, and federal funds sold as cash and cash equivalents.

SECURITIES

     Management determines the appropriate classification of securities at the time of purchase. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

     Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair market value with the unrealized gains and losses, net of deferred income taxes, reported in a separate component of shareholders' equity. Unrealized gains and losses represent the difference between fair market value and the amortized cost of available-for-sale securities.

     The amortized cost of debt securities classified as held-to-maturity and available-for-sale is adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. The specific identification method is used to determine realized gains and losses on sales of securities.

                               CENTRA BANK, INC.

PREMISES AND EQUIPMENT

     Premises and equipment and leasehold improvements are stated at cost. Upon opening for operations on February 14, 2000, the Company will record depreciation on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the life of the leasehold asset or the lease term.

BASIC AND DILUTED EARNINGS PER SHARE

     Basic and diluted earnings per share are the same for the period presented as Centra Bank has not issued any potentially dilutive securities. Basic and diluted include the shares included in subscriptions receivable paid subsequent to year end.

INCOME TAXES

     Centra Bank accounts for income taxes under the liability method. Under the liability method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.

     Deferred income taxes are provided for temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements at the statutory tax rate. A deferred tax asset of $110,000 has been recorded at December 31, 1999. A valuation allowance equal to this amount was established as these deferred tax assets primarily related to net operating loss carryforwards.

NOTE 3.  RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

     The Company maintains a noninterest bearing account with an unrelated financial institution subject to a $25,000 compensating balance arrangement. Banks are required to maintain average balances with the Federal Reserve Bank. This requirement will not affect Centra Bank until it is officially open for business on February 14, 2000.

NOTE 4.  SECURITIES

     The following is a summary of available-for-sale securities at December 31, 1999:

                                                              GROSS
                                                            UNREALIZED
                                              AMORTIZED   --------------   ESTIMATED
                                                COST      GAINS   LOSSES   FAIR VALUE
                                              ---------   -----   ------   ----------
                                                      (DOLLARS IN THOUSANDS)
U.S. Treasury securities and obligations of
  the U.S. government agencies and
  corporations..............................   $7,402      $--     $(19)     $7,383
                                               ======      ==      ====      ======

     The amortized cost and estimated fair value of debt securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual

                               CENTRA BANK, INC.

maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    AMORTIZED   ESTIMATED
                                                      COST      FAIR VALUE
                                                    ---------   ----------
AVAILABLE-FOR-SALE
Due in one year or less...........................   $4,897       $4,888
Due after one year through five years.............    2,480        2,470
Due after five years through ten years............       --           --
Due after ten years...............................       --           --
                                                     ------       ------
                                                      7,377        7,358
Other.............................................       25           25
                                                     ------       ------
  Total securities................................   $7,402       $7,383
                                                     ======       ======

NOTE 5.  CAPITAL STOCK AND REGULATORY MATTERS

     As of December 31, 1999, Centra Bank sold 1.2 million shares of stock at $10 per share or a total of $12 million in a private offering, of which $10,796,000 had been collected as of year-end. The stock subscription receivable of $1,202,000, which is shown as a reduction of shareholders' equity at December 31, 1999, was collected subsequent to year end.

     The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Failure to meet minimum capital requirements can initiate certain mandatory, and possible discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements.

     The following is a summary of the Company's capital requirements and its actual amounts at December 31:

                                                                          WELL CAPITALIZED
                                                                            UNDER PROMPT
                                                        FOR CAPITAL      CORRECTIVE ACTION
                                        ACTUAL            ADEQUACY           PROVISION
                                    ---------------    --------------    ------------------
                                    AMOUNT    RATIO    AMOUNT   RATIO     AMOUNT     RATIO
                                    -------   -----    ------   -----    --------   -------
                                                    (DOLLARS IN THOUSANDS)
AS OF DECEMBER 31, 1999
Total capital (to risk-weighted
  assets).........................  $10,437    423%     $197      8%       $247       10%
Tier 1 (to risk-weighted
  assets).........................   10,437    423        99      4         148        6
Tier 1 (to average assets)........   10,437    138       302      4         378        5

     The Company may not pay dividends without first obtaining the approval of the West Virginia Commissioner of Banking.

                               CENTRA BANK, INC.

NOTE 6.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by Centra in estimating its fair value disclosures for financial instruments:

CASH AND CASH EQUIVALENTS

     The carrying values of cash and cash equivalents approximate their fair values.

SECURITIES

     Fair values of securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

ACCRUED INTEREST

     The carrying value of accrued interest approximates its fair value.

NOTE 7.  PREMISES AND EQUIPMENT

     Premises and equipment at December 31 are summarized as follows:

Furniture, fixtures and equipment...........................  $140,979
Leasehold improvements......................................   175,221
                                                              --------
Premises and equipment......................................  $316,200
                                                              ========

     Two directors of Centra Bank own two-thirds of a company that leases executive offices and facilities to Centra Bank. Rent expense was approximately $81,000 in 1999. As of December 31, 1999, the annual minimum rentals under the terms of the Company's noncancelable operating lease for the aforementioned facilities are as follows:

2000.......................................................  $  203,175
2001.......................................................     200,053
2002.......................................................     200,053
2003.......................................................     200,053
2004.......................................................     200,053
Thereafter.................................................   2,917,446
                                                             ----------
  Total minimum lease payments.............................  $3,920,833
                                                             ==========

     Rental expense is included in occupancy expense.

                               CENTRA BANK, INC.

NOTE 8.  INCOME TAXES

     The effective income tax rate in the consolidated statement of operations is less than the statutory corporate tax rate due to the following:

Statutory corporate tax rate................................   34.0%
Differences in rate resulting from:
  Impact of graduated tax rates.............................  (13.9)
  State income taxes........................................    4.0
  Other.....................................................    (.5)
  Valuation allowance.......................................  (23.6)
                                                              -----
Effective income tax rate...................................    0.0%
                                                              =====

     The Company currently has approximately $500,000 of net operating loss carryforward that will expire in 2019.

                                                                      APPENDIX I
                                   AGREEMENT
                                      AND
                                 PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), is made and entered into as of the 26th day of October, 1999, by and between CENTRA FINANCIAL HOLDINGS, INC., a West Virginia corporation ("Centra"), and CENTRA BANK, INC., a West Virginia banking corporation ("Bank"), to be joined in by CFH INTERIM BANK, INC., a West Virginia banking corporation.

                              W I T N E S S E T H:

                                    RECITALS

     WHEREAS, the parties hereto have agreed that subject to the necessary approval by the shareholders of the Bank, and subject to obtaining all necessary approvals as hereinafter provided, Centra shall acquire all of the outstanding stock of the Bank pursuant to a plan of reorganization which satisfies the requirements of Internal Revenue Code section 368(a)(1)(A) and section 368(a)(2)(E); and

     WHEREAS, it has been determined that the "Interim Bank Method" will be used to implement such plan of reorganization; and

     WHEREAS, in furtherance thereof, Centra has been formed as a West Virginia corporation; and

     WHEREAS, Centra will cause a new state banking corporation to be chartered under the laws of West Virginia under the name CFH Interim Bank, Inc. ("Interim Bank"); and

     WHEREAS, the Interim Bank will merge with and into the Bank pursuant to this Agreement; and

     WHEREAS, the Board of Directors of the Bank, by a majority vote of all of the members thereof, has approved this Agreement and has authorized the execution hereof in counterparts; and

     WHEREAS, the Board of Directors of Centra, by a majority vote of all of the members thereof, has approved this Agreement and has authorized the execution hereof in counterparts.

                                   AGREEMENT

     Now, therefore, for and in consideration of the premises and the mutual agreements hereinafter set forth, and in accordance with the provisions of applicable law, the parties agree as follows:

                                   SECTION 1

                                   THE MERGER

     1.1 THE MERGER. On the Effective Date (as defined in Section 7.3), Interim Bank shall merge with and into the Bank (the "Merger"), under the charter of the Bank. The Bank shall be the surviving bank (hereinafter sometimes called the "Surviving Bank").

     1.2 EFFECTS OF MERGER. On the Effective Date, the corporate organization and separate existence of Interim Bank shall cease and the Bank as the Surviving Bank shall succeed to all the rights, assets, liabilities and obligations of Interim Bank in accordance with the West Virginia Corporation Act. The Bank as the Surviving Bank shall continue to be governed by the laws of the State of West Virginia.

                                   SECTION 2

       ARTICLES OF INCORPORATION; BYLAWS; BOARD OF DIRECTORS AND OFFICERS

     2.1 ARTICLES OF INCORPORATION. From and after the Effective Date, the Articles of Incorporation of the Bank, as the same may be amended from time to time as provided by law, shall be the Articles of Incorporation of the Surviving Bank.

     2.2 BYLAWS. The Bylaws of the Bank as in effect on the Effective Date shall continue as the Bylaws of the Surviving Bank until the same shall thereafter be altered, amended or repealed in accordance with the law, its Articles of Incorporation, or said Bylaws.

     2.3 DIRECTORS AND OFFICERS. The directors and officers of the Bank on the Effective Date shall continue as the directors and officers of the Surviving Bank and shall hold office as prescribed in the Bylaws of the Surviving Bank and applicable law until their successors shall have been elected and shall qualify.

                                   SECTION 3

                              CONVERSION OF SHARES

     3.1 CONVERSION OF SHARES. On the Effective Date:

     (a) Each share of common stock of the Bank ("Bank Common Stock") then issued and outstanding, excluding any shares as to which dissenter's rights are exercised pursuant to the requirements of W. Va. Code sections 31-1-122 and 123, which shares shall be canceled, shall automatically be converted into and be exchanged for one (1) share of common stock of Centra.

     (b) From and after the Effective Date, the holders of the certificates representing Bank Common Stock shall cease to have any rights with respect to such shares (except such rights as they may have as dissenting shareholders in accordance with W. Va. Code sections 31-1-122 and 123), and their sole right shall be to receive common stock of Centra, as herein provided.

     3.2 CLOSING OF STOCK TRANSFER BOOKS. On the Effective Date, the stock transfer books of the Bank shall be deemed closed, and no shares of Bank Common Stock outstanding immediately prior to the Effective Date shall thereafter be transferred.

     3.3 EXCHANGE OF CERTIFICATES. As soon as practicable after the Effective Date, any certificates or the right to receive certificates representing the outstanding shares of the Bank Common Stock shall be surrendered to Centra or any agent designated by it and, upon such surrender, Centra shall issue and deliver in substitution therefor, certificates representing the number of shares of common stock of Centra into which such surrendered shares have been converted as hereinabove provided. Certificates representing shares of Bank Common Stock or the right to receive such certificates which are not surrendered shall be deemed for all purposes to evidence the ownership of the number of shares of common stock of Centra into which said shares of Bank shall have been converted as hereinbefore set forth; provided, however, that management of Centra may elect not to distribute to the holder of an unsurrendered certificate for Bank Common Stock or right to receive such certificate of dividends declared with respect to common stock of Centra until such owner shall surrender such certificate or right to receive such certificate, at which time the holder thereof shall be paid the amount of any dividends previously declared with respect to the common stock without interest.

                                   SECTION 4

             REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BANK

     The Bank represents and warrants to and covenants with Centra and Interim Bank that:

     4.1 CORPORATE ORGANIZATION AND QUALIFICATION OF THE BANK. The Bank is duly organized, validly existing and in good standing as a state banking corporation under the laws of the State of West Virginia and has the corporate power to own all of its properties and assets and to carry on its business as it is now being conducted.

     4.2 AUTHORIZATION OF AGREEMENT. The Board of Directors of the Bank has authorized the execution of this Agreement as set forth herein, and subject to the approval of this Agreement by the shareholders of the Bank as provided in W. Va. Code sections 31-1-117, the Bank has the corporate power and is duly authorized to merge with Interim Bank pursuant to this Agreement.

     4.3 CAPITALIZATION. The authorized capital stock of the Bank consists of 1,900,000 shares of common stock, par value of $1.00 per share, of which 1,200,000 shares are issued and outstanding and are fully paid and nonassessable.

     4.4 PROXY STATEMENT. The information pertaining to the Bank which has been or will be furnished by or on behalf of the Bank or its management for inclusion in the proxy statement referred to in Section 9 or any amendment or supplement thereto mailed to the holders of the common stock of the Bank will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

     4.5 ADDITIONAL COVENANTS. The Bank covenants and agrees:

     (a) That it will promptly advise Centra in writing of the name and address of, and number of shares of the Bank held by, each shareholder who elects to exercise his right to dissent to the Merger pursuant to W. Va. Code sections 31-1-122 and 123; and

     (b) Subsequent to the date of this Agreement and prior to the Effective Date that it will operate its business only in the normal course and in a normal manner consistent with past practice.

                                   SECTION 5

              REPRESENTATIONS, WARRANTIES AND COVENANTS OF CENTRA

     Centra represents and warrants to and covenants with the Bank that:

     5.1 CORPORATE ORGANIZATION OF CENTRA. Centra is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia.

     5.2 CORPORATE POWER AND ACTION. Centra has the corporate power to execute and deliver this Agreement and has taken all action required by law, its Articles of Incorporation, its Bylaws or otherwise to authorize such execution and delivery, the Merger and the consummation of the transactions contemplated hereby, and upon its execution and delivery, this Agreement is a valid and binding agreement of Centra in accordance with its terms. No action of Centra shareholders is or will be required to approve this Agreement or the Merger.

     5.3 APPLICATION FOR INTERIM BANK. Promptly following the execution of this Agreement, Centra shall cause to be filed with the West Virginia Board of Banking and Financial Institutions (the "Banking Board") an application to organize and incorporate Interim Bank as a West Virginia banking corporation, in accordance with the provisions of W. Va. Code section 31A-4-5, with all its capital stock owned by Centra. Upon the approval of such application and the issuance of a certificate of incorporation for Interim Bank by the Secretary of State of West Virginia, Centra shall promptly cause Interim Bank to execute and enter into a supplementary agreement in substantially the form attached as Exhibit A to this Agreement and cause Interim Bank to take such action as it provided in this Agreement on Interim Bank's part to be taken.

     5.4 APPROVAL OF MERGER OF INTERIM BANK. Prior to the Effective Date, Centra shall cause this Agreement to be submitted to the shareholder of Interim Bank for approval, ratification and confirmation in accordance with the applicable law of the State of West Virginia and the certificate of incorporation and bylaws of Interim Bank. Centra shall vote all of the stock of Interim Bank in favor of the approval, ratification and confirmation of this Agreement and the Merger.

     5.5 REGULATORY APPROVALS. Prior to the Effective Date, Centra separately and jointly with the Bank, shall use and cause Interim Bank to use its best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain (i) the prior approval of the Banking Board for the organization of the Interim Bank, for the Merger and for Centra's acquisition of the shares of the Bank; (ii) the prior approval of the Federal Deposit Insurance Corporation ("FDIC") for the organization of Interim Bank and the Merger; (iii) the prior approval of the Board of Governors of the Federal Reserve System ("FRB") under the Bank Holding Company Act of 1956, as amended, for the formation of Centra as a one-bank holding company owning 100% of the voting shares of the Bank, and (iv) all other consents and approvals of governmental agencies as are required by law or otherwise, and shall do any and all things deemed by Centra and the Bank to be necessary or appropriate in order to cause the Merger to be consummated on the terms provided herein.

     5.6 CAPITALIZATION. The authorized capital stock of Centra consists of 50,000,000 shares of common stock, par value of $1.00 per share, and 1,000,000 shares of preferred stock, par value of $1.00 per share, of which 2,500 shares of common stock are issued and outstanding and are fully paid and nonassessable.

     5.7 REGISTRATION. To the extent required by law, Centra will cause a Registration Statement (or other appropriate form) to be filed with and declared effective by the Securities and Exchange Commission, appropriate agencies regulating securities, and other governmental agencies having jurisdiction. The information pertaining to Centra and Interim Bank which will appear in any required Registration Statement will contain no untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   SECTION 6

                                  NON-SURVIVAL

     The representations and warranties included or provided herein shall not survive the Effective Date.

                                   SECTION 7

             CONDITIONS PRECEDENT; CLOSING DATE AND EFFECTIVE DATE

     7.1 CONDITIONS PRECEDENT. The consummation of this Agreement and the Merger is conditioned upon the following:

     (a) The shareholders of the Bank and Interim Bank shall have approved this Agreement by vote as required by law and final approval of this Agreement shall have taken place as provided in Section 9 hereof;

     (b) The Banking Board shall have granted its final approval of the incorporation of Interim Bank as a West Virginia banking corporation, the Merger, and the acquisition of the Bank by Centra pursuant to this Agreement;

     (c) The Secretary of State of West Virginia shall have issued a Certificate of Incorporation for Interim Bank;

     (d) The FDIC shall have approved the formation of Interim Bank and the Merger;

     (e) The FRB shall have approved the application of Centra to acquire the Bank pursuant to this Agreement;

     (f) Any required Registration Statement shall have become effective under the Securities Act of 1933. No stop order suspending the effectiveness of such Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Securities and Exchange Commission. All state securities and "blue sky" permits or approvals required (in the opinion of Centra) to carry out the transactions contemplated by this Agreement shall have been received.

     (g) All other consents, approvals and permissions and the satisfaction of all the requirements prescribed by law which are necessary to the carrying out of the transactions contemplated hereby shall have been procured;

     (h) All delay periods and all periods for review, objection or appeal of or to any of the consents, approvals or permissions required with respect to the consummation of the Merger and this Agreement shall have expired;

     (i) The approvals referred to in subparagraphs (b) and (d) of this section
7.1 shall not have required the divestiture or cessation of any significant part of the present operations conducted by Centra, the Bank, or any of their subsidiaries, and shall not have imposed any other condition, which divestiture, cessation or condition which Centra or the Bank reasonably deems to be materially disadvantageous or burdensome;

     (j) Centra shall have received an opinion of its counsel, Jackson & Kelly PLLC, that if the Merger is consummated in accordance with the terms of this Agreement (i) the Merger will constitute a reorganization in the meaning of sections 368(a)(1)(A) and sections 368(a)(2)(E) of the Internal Revenue Code of 1954, as amended, (ii) the Bank, Centra and Interim Bank will each be a party to the reorganization within the meaning of 368(b) of the Code; (iii) no gain or loss will be recognized to the Bank as a consequence of the Merger; (iv) no gain or loss will be recognized by any Bank shareholder as a result of the Merger except in respect of cash received in conjunction with the perfection of dissenter's rights; (v) the basis of Centra common stock received by Bank shareholders will be the same as the basis of their shares of Bank Common Stock exchanged; and (vi) the holding period for any Bank shareholder of the Centra common stock received in the Merger will include the period for which the shares of the Bank Common Stock was held, provided that the Bank Common Stock was a capital asset in the hands of such Bank shareholder on the Effective Date; and

     (k) Unless waived by Centra, the holders of not more than 5% of the outstanding shares of the Bank Common Stock shall have elected to exercise their statutory right to dissent from the transactions contemplated hereby at the special meeting of Bank shareholders referred to in Section 9 hereof.

     7.2 CLOSING DATE. The closing shall be held at the Bank's offices in Morgantown, West Virginia, at such time and place as the Bank and Centra shall agree. The time and date of closing are herein called the "Closing Date". The Closing Date shall not be earlier than the 15th day following the date (the "Approval Date") on which the approvals referred to in Section 5.5 shall have been received, and shall not be later that the last day of the sixth calendar month next succeeding the Approval Date. Centra shall cause the Articles of Merger with respect to the Merger to be filed with the Secretary of State of West Virginia on the Closing Date.

     7.3 EFFECTIVE DATE. The Merger shall become effective (the "Effective Date") on the date on which the certificate of merger approving the Merger is issued by the Secretary of State of West Virginia.

                                   SECTION 8

                            TERMINATION OF AGREEMENT

     8.1 GROUNDS FOR TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date either before or after the meeting of the shareholders of the Bank:

          (a) By mutual consent of the Bank and Centra;

          (b) By Centra if there has been a material misrepresentation or breach of warranty in the representations and warranties of the Bank set forth herein, or by the Bank if there has been a material misrepresentation or breach of warrant in the representations and warranties of Centra or Interim Bank set forth herein; or

          (c) By either the Bank or Centra if the Merger shall violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

     8.2 EFFECT OF TERMINATION; RIGHT TO PROCEED. In the event this Agreement shall be terminated pursuant to Section 8.1, all further obligations of Centra and the Bank under this Agreement shall terminate without further liability of Centra to the Bank or of the Bank to Centra.

                                   SECTION 9

                      MEETING OF SHAREHOLDERS OF THE BANK

     The Bank shall take all steps necessary to call and hold a special meeting of its shareholders, in accordance with applicable law and the Articles of Incorporation and Bylaws of the Bank, as soon as practicable for the purpose of submitting this Agreement to its shareholders for their consideration and approval and will send to its shareholders for purposes of such meeting a proxy statement, which as to information pertaining the Bank which has been furnished by or on behalf of the Bank or its management, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading, and which otherwise complies with all applicable laws, rules and regulations. Information pertaining to Centra or Interim Bank which has been or will be furnished to the Bank by or on behalf of Centra or its management for inclusion in such proxy statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

                                   SECTION 10

                              REDEMPTION OF SHARES

     Subsequent to the Effective Date, Centra will repurchase from each of the initial directors of Centra those shares of the common stock of Centra purchased by them, which shares represent the initial capitalization of Centra, in an amount equal to the price paid per share plus an amount equal to the interest, if any, paid by said directors on funds borrowed to purchase such shares.

                                   SECTION 11

                     GOVERNING LAW; SUCCESSORS AND ASSIGNS;
                         COUNTERPARTS; ENTIRE AGREEMENT

     This Agreement (a) shall be governed by and construed under and in accordance with the laws of the State of West Virginia; (b) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party without the written consent of the other parties hereto;
(c) may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective and binding as to Centra and the Bank when one or more counterparts shall have been signed and delivered by Centra and the Bank, and shall become effective and binding as to Interim Bank when Interim Bank receives its Certificate of Incorporation and its officers execute the Supplemental Agreement; and (d) embodies the entire agreement and understanding, and supersedes all prior agreements and understandings, between the Bank and Centra relating to the subject matter hereof.

                                   SECTION 12

                               EFFECT OF CAPTIONS

     The captions in this Agreement are included for convenience only and shall not in any way affect the interpretation or construction of any of the provisions hereof.

                                   SECTION 13

                                   AMENDMENTS

     This Agreement may be amended by the written agreement of Centra and the Bank and without the approval of the shareholders of the Bank before or after the meeting of Bank shareholders at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after any such shareholder approval, no amendment shall be made to and of this Agreement, which substantially and adversely changes the terms of the particular Agreement as to the Bank, Centra, or both, without obtaining the further approval of the shareholders of the Bank. If this Agreement is amended after the meeting of shareholders of the Bank provided for in Section 9 of this Agreement, the number of shares of Centra common stock into which each share of common stock of the Bank shall be converted in the Merger shall not be amended after such meeting of Bank shareholders.

                                   SECTION 14

                                    EXPENSES

     Each of the parties hereto agrees to pay, without a right of reimbursement from the other party and whether or not the transactions contemplated by this Agreement shall be consummated, the costs incurred by it incident to the performance of its obligations under this Agreement and to the consummation of the Merger and of the other transactions contemplated herein, including the fees and disbursements of counsel, accountants and consultants employed by such party in connection therewith.

                                   SECTION 15

               AGREEMENT TO TAKE NECESSARY AND DESIRABLE ACTIONS

     The Bank, Centra and Interim Bank each agree to execute and deliver such other documents, certificates and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, Centra and the Bank have each caused this Agreement to be executed on its behalf by its officers thereunto duly authorized all as of the day and year first above written.

Seal:                                       CENTRA FINANCIAL HOLDINGS, INC.

                                            By /s/ DOUGLAS J. LEECH, JR.
                                               ---------------------------------
                                               Its President

Attest:

By /s/ TIMOTHY P. SAAB
    --------------------------------
   Secretary

Seal:                                       CENTRA BANK, INC.

                                            By /s/ DOUGLAS J. LEECH, JR.
                                               ---------------------------------
                                               Its President

Attest:

By /s/ TIMOTHY P. SAAB
    --------------------------------
   Secretary/Cashier

                                   EXHIBIT A

                            SUPPLEMENTARY AGREEMENT

     THIS SUPPLEMENTARY AGREEMENT, made and entered into as of this 16th day of December, 1999, by and among CFH INTERIM BANK, INC., a West Virginia banking corporation, ("Interim Bank"), CENTRA BANK, INC., a West Virginia banking corporation, (the "Bank"), and CENTRA FINANCIAL HOLDINGS, INC., a West Virginia corporation, ("Centra").

                                R E C I T A L S

     WHEREAS, the Bank and Centra have entered into an Agreement and Plan of Merger dated as of October 26, 1999, (the "Agreement"), a copy of which is attached hereto and by this reference incorporated herein and made a part hereof; and

     WHEREAS, it is provided in Section 5.3 of the Agreement that upon issuance of the Certificate of Incorporation for Interim Bank by the Secretary of State of the State of West Virginia, Centra shall cause Interim Bank to execute and enter into a Supplementary Agreement so as to cause Interim Bank to be bound by the applicable terms and provisions of the Agreement; and

     WHEREAS, the Certificate of Incorporation for Interim Bank was issued in December 1999, and Interim Bank and Centra are entering into this Supplementary Agreement pursuant to Section 5.3 of the Agreement.

     NOW, THEREFORE, THIS AGREEMENT WITNESSETH: That for and in consideration of the premises and the mutual agreements of the parties, it is hereby agreed as follows:

     (1) Interim Bank hereby joins in and agrees to be bound by the terms and conditions of the Agreement applicable to it, to the same extent as if Interim Bank were an original party thereto.

     (2) Interim Bank agrees that it shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all action on its part to be taken so as to permit the consummation of the Agreement and the Merger (as defined in the Agreement) at the earliest possible date and that it shall cooperate fully with Centra and the Bank to that end.

     (3) Interim Bank represents and warrants to the Bank and Centra as follows:

        (a) Interim Bank is a state banking corporation duly organized, validly existing and in good standing of the laws of the State of West Virginia; and

        (b) Interim Bank has the corporate power to execute and deliver this Supplementary Agreement and has taken all action as required by law, its Articles of Incorporation, its Bylaws or otherwise to authorize such execution and delivery, said Merger and the consummation of the transaction as contemplated by the Agreement, and this Supplementary Agreement is a valid and binding agreement of Interim Bank.

     IN WITNESS WHEREOF, the parties have caused this Supplementary Agreement to be executed by their officers thereunto duly authorized as of the date and year first above written.

                                            CFH INTERIM BANK, INC.

                                            By /s/ DOUGLAS J. LEECH
                                               ---------------------------------
                                               Its President

                                            CENTRA BANK, INC.

                                            By /s/ DOUGLAS J. LEECH
                                               ---------------------------------
                                               Its President

                                            CENTRA FINANCIAL HOLDINGS, INC.

                                            By /s/ DOUGLAS J. LEECH
                                               ---------------------------------
                                               Its President

                                                                     APPENDIX II

                         WEST VIRGINIA CORPORATION ACT
                               SECTION 31-1-122.

                       RIGHT OF SHAREHOLDERS TO DISSENT.

     Any shareholder of a corporation shall have the right to dissent from any of the following corporate actions:

     (a) Any plan of merger or consolidation to which the corporation is a party; or

     (b) Any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale.

     A shareholder may dissent as to less than all of the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

                               SECTION 31-1-123.

                RIGHTS OF DISSENTING SHAREHOLDERS; PROCEDURE FOR
                 PURCHASING OF DISSENTING SHAREHOLDERS' SHARES;
                 CIVIL ACTION FOR DETERMINING VALUE OF SHARES;
                  PROCEDURE FOR TRANSFERRING OF SUCH SHARES TO
                       CORPORATION AND PAYMENT THEREFOR.

     (a) Any shareholder electing to exercise his right to dissent, pursuant to section one hundred twenty-two [Sec. 31-1-122] of this article, shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporation action. If such proposed corporate action be approved by the required vote and such shareholder shall not have voted in favor thereof, such shareholder may, within ten days after the date on which the vote was taken or if a corporation is to be merged without a vote of its shareholders into another corporation, any of its shareholders may, within fifteen days after the plan of such merger shall have been mailed to such shareholders, make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, domestic or foreign, for payment of the fair value of such shareholder's shares, and, if such proposed corporation action is effected, such corporation shall pay to such shareholder, upon surrender of the certificate or certificates representing such shares, the fair value thereof as of the day prior to the date on which the vote was taken approving the proposed corporate action, excluding any appreciation or depreciation in anticipation of such corporate action. Any shareholder failing to make demand within the ten-day period shall be bound by the terms of the proposed corporate action. Any shareholder making such demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder.

     (b) No such demand may be withdrawn unless the corporation shall consent thereto. If, however, such demand shall be withdrawn upon consent, or if the proposed corporate action shall be abandoned or rescinded or the shareholders shall revoke the authority to effect such action, or if, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation, is the owner of all the outstanding shares of the other corporations, domestic and foreign, that are parties to the merger, or if no demand or petition for the determination of fair value by a court of general civil jurisdiction have been made or filed within the time provided in subsection (e) of this section, or if a court of general civil jurisdiction shall determine that such shareholder is not entitled to the relief provided by this section, then the right of such shareholder to be paid the fair value of his shares shall cease and his status as a shareholder shall be restored, without prejudice to any corporate proceedings which may have been taken during the interim.

     (c) Within ten days after such corporate action is effected, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice thereof to each dissenting shareholder who has made demand as herein provided, and shall make a written offer to each shareholder to pay for such shares at a specified price deemed by such corporation to be fair value thereof. Such notice and offer shall be accompanied by a balance sheet of the corporation the shares of which the dissenting shareholder holds, as of the latest available date and not more than twelve months prior to the making of such offer, and a profit and loss statement of such corporation for the twelve months' period ended on the date of such balance sheet.

     (d) If within thirty days after the date on which such corporate action is effected the fair value of such shares is agreed upon between any such dissenting shareholder and the corporation, payment therefor shall be made within ninety days after the date on which such corporate action was effected, upon surrender of the certificate or certificates representing such shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares.

     (e) If within such period of thirty days, a dissenting shareholder and the corporation do not so agree, then the corporation shall within thirty days after receipt of written demand from any dissenting shareholder, which written demand must be given within sixty days after the date on which such corporation action was effected, file a complaint in a court of general civil jurisdiction requesting that the fair value of such shares be found and determined, or the corporation may file such complaint at any time within such sixty-day period at its own election. Such complaint shall be filed in any court of general civil jurisdiction in the county in which the principal office of the corporation is situated, or, if there be no such office in this State, in the county in which any dissenting shareholder resides or is found or in which the property of such corporation, or any part of it, may be. If the corporation shall fail to institute such proceedings, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders wherever residing, may be made parties to the proceedings as an action against their shares quasi in rem. A copy of the complaint shall be served on each dissenting shareholder who is a resident of this State in the same manner as in other civil actions. Dissenting shareholders who are nonresidents of this State shall be served a copy of the complaint by registered or certified mail, return receipt requested. In addition, service upon such nonresident shareholders shall be made by publication, as provided in Rule 4(e)(2) of the West Virginia Rules of Civil Procedure. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or any subsequent appointment. The judgment shall be payable only upon and concurrently with the surrender to the corporation of the certificate or certificates representing such shares. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

     The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment.

     The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court may deem equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation shall have made an offer to pay for the shares if the court shall find that the action of such shareholders in failing to accept such offer was arbitrary or vexatious or not in good faith. Such expenses shall include reasonable compensation for and reasonable expenses of the appraisers, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any expert or experts employed by the shareholder in the proceeding. Any party to the proceeding may appeal any judgment or ruling of the court as in other civil cases.

     (f) Within twenty days after demanding payment for his shares, each shareholder demanding payment shall submit the certificate or certificates representing his shares to the corporation for notation thereon that such demand has been made. His failure to do so shall, at the option of the corporation, terminate his rights under this section unless a court of general civil jurisdiction, for good and sufficient cause shown, shall otherwise direct. If shares represented by a certificate on which notation has been so made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     (g) Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.